Exhibit 2.1

DATED MARCH 8, 2026

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

PLUM ACQUISITION CORP. IV,

PLUM IV MERGER SUB INC.,

AND

CONTROLLED THERMAL RESOURCES HOLDINGS INC.

(i)

(ii)

(iii)

Exhibits and Schedules

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Lock-Up Agreement

Schedule I	Pre-Closing Reorg

(iv)

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of March 8, 2026, by and among (i) Plum Acquisition Corp. IV, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (the “Purchaser”), (ii) Plum IV Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Purchaser (“Merger Sub”), and (iii) Controlled Thermal Resources Holdings Inc., a Delaware corporation (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Certain capitalized terms used in this Agreement have the meanings given to them in Article X of this Agreement.

BACKGROUND

A. The Purchaser is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

B. Merger Sub is a newly incorporated Delaware corporation, wholly owned by the Purchaser, and was formed for the purpose of effectuating the Merger (as defined below).

C. Prior to the Merger and the Domestication (as defined below), the Company will effectuate a series of transactions as described in Schedule I hereto (such transactions, the “Pre-Closing Reorg”).

D. At least two (2) Business Days prior to the Closing Date (as defined below) and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and Part 12 of the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act,” and such continuation and domestication, the “Domestication”).

E. In connection with the Domestication, (i) each then issued and outstanding Purchaser Class A Ordinary Share (other than any Purchaser Class A Ordinary Share included in the Cayman Purchaser Units) shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock, (ii) each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Class B Common Stock, (iii) each then issued and outstanding warrant of the Purchaser (other than any Cayman Purchaser Public Warrants included in the Cayman Purchaser Units) (each a “Cayman Purchaser Warrant”) shall convert automatically into a warrant to acquire one (1) share of Domesticated Purchaser Common Stock (each a “Domesticated Purchaser Warrant”), pursuant to the Warrant Agreement, and (iv) each then issued and outstanding Cayman Purchaser Unit shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one-half of one (1) Domesticated Purchaser Warrant, in each case without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing.

F. In order to effectuate the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall (a) file with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to be paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Part 12 of the Cayman Companies Act and obtain a certificate of de-registration from the Cayman Registrar, and complete and make and procure all other filings required to be made with the Cayman Registrar in connection with the Domestication, and (b) file the Domesticated Purchaser Charter with the Secretary of State of the State of Delaware.

G. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the Cayman Companies Act, as applicable, the Parties intend to enter into a business combination transaction by which the Company and Merger Sub will file with the Secretary of State of the State of Delaware a certificate of merger, in a form mutually agreed upon by the Purchaser and the Company (the “Certificate of Merger”), in accordance with the applicable provisions of the DGCL and pursuant thereto Merger Sub will merge with and into the Company (the “Merger,” and together with the Domestication and the other Transactions and the Ancillary Documents, the “Transactions”), with the Company being the surviving company of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Company”).

H. At the Effective Time of the Merger, the Domesticated Purchaser Class B Common Stock will be automatically converted into Domesticated Purchaser Common Stock in accordance with the Domesticated Purchaser Charter (the “Sponsor Share Conversion”).

I. As a condition and inducement to the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Persons with the right to cast at least sixty (60%) of the votes entitled to be cast at a special meeting of the stockholders of the Company if called as of the date of this Agreement to approve the Merger (collectively, the “Supporting Company Stockholders”) have duly executed and delivered to Purchaser a transaction support agreement (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Company Stockholder has agreed to, among other things, support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions (including the Merger).

J. From time to time following the date hereof and prior to the Closing, the Purchaser may enter into subscription agreements on forms mutually acceptable to the Company and the Purchaser (the “PIPE Subscription Agreements”) with investors (the “PIPE Investors”) pursuant to which, and on the terms and subject to the conditions of which, the PIPE Investors will agree to make a private investment in the Purchaser (such investments, the “PIPE Investment”).

K. In connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, the Purchaser, certain stockholders of the Purchaser party to the Original Registration Rights Agreement, and certain stockholders of the Company to be mutually agreed by the Company and Purchaser (the “Restricted Company Securityholders”) will enter into an Amended and Restated Registration Rights Agreement in substantially the form attached hereto as Exhibit A (the “Registration Rights Agreement”), with such changes thereto as may be agreed in writing by the Purchaser and the Company, which Registration Rights Agreement shall amend and restate the Original Registration Rights Agreement in its entirety.

L. In connection with the consummation of the Transactions, simultaneously with the Closing, certain Company Stockholders, the Sponsor and certain other holders of Domesticated Purchaser Common Stock will enter into a lock-up agreement (the “Lock-Up Agreement”) in substantially the form attached hereto as Exhibit B, with such changes thereto as may be agreed in writing by the Purchaser and the Company, in each case with such changes to the forms attached hereto as Exhibit B as may be agreed in writing by the Purchaser and the Company.

M. The Parties intend that, for U.S. federal, and applicable state and local, income tax purposes, (a) the Domestication qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder, (b) the Sponsor Share Conversion is treated as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (c) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (each an “Intended Tax Treatment,” and collectively, the “Intended Tax Treatments”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) with respect to each of the reorganizations described in the foregoing clauses.

N. The board of directors of the Company has unanimously: (a) determined that the Merger in the best interests of the Company and the stockholders of the Company, and declared it advisable; (b) approved, adopted and declared advisable this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions, including the Merger; and (c) resolved to recommend adoption and approval of this Agreement by the stockholders of the Company.

O. The board of directors of the Purchaser has unanimously: (a) determined that (i) the Merger is in the best interests of the Purchaser and the Purchaser Shareholders, as a whole, and declared it advisable for the Purchaser to enter into this Agreement and the Ancillary Documents providing for the Merger and the other Transactions, and (ii) the Transactions constitute a “Business Combination” as such term is defined in the Cayman Purchaser Articles; (b) approved and declared advisable this Agreement, the Ancillary Documents to which the Purchaser is or will be a party and the consummation of the Transactions, including the Merger; (c) adopted a resolution recommending the adoption of the Agreement and the approval of the Merger and the other Transactions by the Purchaser Shareholders; and (d) directed that this Agreement, the Merger and the other Transactions be submitted to the Purchaser Shareholders for their adoption and approval.

P. The board of directors of Merger Sub has unanimously: (a) determined that the Merger in the best interests of Merger Sub and the sole stockholder of Merger Sub, and declared it advisable; (b) approved, adopted and declared advisable this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the consummation of the Transactions, including the Merger; and (c) resolved to recommend adoption of this Agreement by the sole stockholder of Merger Sub.

Q. The Purchaser, as the sole stockholder of Merger Sub, has approved and adopted this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the consummation of the Transactions, including the Merger.

R. In furtherance of the Merger and in accordance with the terms hereof, the Purchaser shall provide an opportunity to the holders of its public shares to have their public shares redeemed on the terms and conditions set forth in this Agreement and the Cayman Purchaser Articles, which redemption shall occur at the Effective Time of the Merger as set forth in this Agreement (the “Redemption”).

AGREEMENT

In consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other consideration, the receipt and sufficiency of which is acknowledged and agreed to by the Parties, and intending to be legally bound hereby, the Parties agree as follows:

Article I

THE TRANSACTIONS

Section 1.01 The Domestication.

(a) Domestication. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), and in accordance with the DGCL and the Cayman Companies Act, at least two (2) Business Days prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, the Applicable Exchange and the Cayman Purchaser Articles, as applicable, cause the Domestication to become effective, including by (i) filing the Domesticated Purchaser Charter with the Secretary of State of the State of Delaware in accordance with the provisions thereof and applicable Law, and (ii) filing with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to be paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Part 12 of the Cayman Companies Act and obtaining a certificate of de-registration from the Cayman Registrar, and completing and making and procuring all other filings required to be made with the Cayman Registrar in connection with the Domestication.

(b) Effect on Purchaser Securities. Upon the effectiveness of the Domestication under the DGCL: (i) each then issued and outstanding Purchaser Class A Ordinary Share (other than any Purchaser Class A Ordinary Share included in the Cayman Purchaser Units) shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock; (ii) each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share Domesticated Purchaser Class B Common Stock; (iii) each then issued and outstanding Cayman Purchaser Warrant (other than any Cayman Purchaser Public Warrants included in the Cayman Purchaser Units) shall convert automatically into one (1) Domesticated Purchaser Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Purchaser Unit shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one-half of one (1) Domesticated Purchaser Warrant, in each case without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing.

Section 1.02 The Merger.

(a) Effective Time; Post-Closing Charter. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), on the Closing Date the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company, Merger Sub and Purchaser and specified in the Certificate of Merger, being the “Effective Time”). The Purchaser shall, subject to receipt of the Purchaser Shareholder Approval, as soon as practicable following the Effective Time, file the Post-Closing Charter with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL.

(b) Merger. At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company after the Merger and as a direct, wholly owned subsidiary of the Purchaser. References to the Company for periods after the Effective Time shall include the Surviving Company.

(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(d) Surviving Company Share. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one (1) share of common stock, par value $0.0001, of the Surviving Company (each such share, a “Surviving Company Share”).

(e) Organizational Documents. At the Effective Time, the Organizational Documents of the Company shall be amended and restated to be in the forms of certificate of incorporation and bylaws to be mutually agreed upon by the Purchaser and the Company prior to the Closing Date, which shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter duly amended in accordance with the terms thereof and applicable Law.

(f) Directors and Officers of the Surviving Company. Immediately after the Effective Time, the initial board of directors and executive officers of the Surviving Company shall be as determined by the Company and the Purchaser pursuant to Section 6.17 and otherwise in accordance with the terms of this Agreement.

(g) Sponsor Share Conversion. At the Effective Time, by virtue of the Merger and the applicable provisions of the Domesticated Purchaser Charter, and without any action on the part of any Party or any other Person, the Sponsor Share Conversion shall become effective, whereby each share of Domesticated Purchaser Class B Common Stock then issued and outstanding shall be automatically cancelled and extinguished and converted into one (1) share of Domesticated Purchaser Common Stock.

Section 1.03 Further Assurances. From time to time after the Closing Date, upon the reasonable written request of any Party, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional reasonable action, to effect, consummate, confirm or evidence the Transactions and carry out the purpose of this Agreement.

Article II

CONSIDERATION

Section 2.01 Company Securities. The consideration to be paid in, or in connection with, the Merger in respect of each share of Company Common Stock (other than Excluded Shares, Dissenting Shares and Company Restricted Shares) that is issued and outstanding, or deemed to be issued and outstanding (including all shares of Company Common Stock deemed to be issued and outstanding pursuant to Section 2.02(a)), immediately prior to the Effective Time, shall be a number of shares of Domesticated Purchaser Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”).

Section 2.02 Conversion.

(a) Effect on Company Common Stock, Company Options, Company Restricted Shares and Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing:

(i) each share of Company Common Stock (other than Company Restricted Shares) that, immediately prior to the Effective Time, is owned by the Purchaser or Merger Sub (or any other Subsidiary of the Purchaser), or held by the Company (in treasury or otherwise), if any (each, an “Excluded Share”), shall be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefore;

(ii) each Company Option that is outstanding immediately prior to the Effective Time shall be automatically assumed by the Purchaser such that, as of the Effective Time, it shall be converted into an option to purchase a number of shares of Domesticated Purchaser Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Domesticated Purchaser Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulation Section 1.409A-1(b)(5)(v)(D); provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Domesticated Purchaser Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Company Option immediately prior to the Effective Time. At or prior to the Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection (ii);

(iii) each Company Restricted Share Award that is outstanding immediately prior to the Effective Time shall be automatically assumed by the Purchaser such that, as of the Effective Time, each Company Restricted Share Award shall instead be converted into an award for a number of restricted shares of Domesticated Purchaser Common Stock (an “Exchanged RSA”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Restricted Shares and (y) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged RSA shall continue to be governed by the same vesting terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Company Restricted Share Award immediately prior to the Effective Time. At or prior to the Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Restricted Share Awards pursuant to this subsection (iii);

(iv) each Company Warrant that is outstanding immediately prior to the Effective Time shall be automatically assumed by the Purchaser such that, as of the Effective Time, each Company Warrant shall instead be converted into a warrant to a number of shares of Domesticated Purchaser Common Stock (an “Exchanged Warrant”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock issuable upon exercise of such Company Warrant and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged Warrant shall continue to be governed by substantially similar terms and conditions as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time. At or prior to the Effective Time, the Parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Warrants pursuant to this subsection (iv); and

(v) each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Company Restricted Shares, Excluded Shares and any Dissenting Shares) shall be cancelled and converted into the right to receive the Per Share Merger Consideration.

Section 2.03 Surrender and Payment.

(a) Exchange Fund. Immediately prior to or at the Effective Time, the Purchaser shall deposit, or cause to be deposited, with Continental for the benefit of the Company Stockholders (other than with respect to any Company Restricted Shares) evidence in book-entry form of shares of Domesticated Purchaser Common Stock representing the number of shares of Domesticated Purchaser Common Stock sufficient to deliver the aggregate Per Share Merger Consideration (the “Exchange Fund”). The Purchaser shall cause Continental, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with the terms of this Agreement.

(b) Stock Exchange Procedures. Within two (2) Business Days following the effectiveness of the Proxy Statement/Registration Statement, the Purchaser shall cause Continental to deliver to each holder of shares of Company Common Stock (other than with respect to any Company Restricted Shares), instructions for exchanging each such holder’s shares of Company Common Stock (other than any Company Restricted Shares) for such holder’s applicable portion of the aggregate Per Share Merger Consideration from the Exchange Fund, and which shall be in a form reasonably acceptable to the Parties (a “Letter of Transmittal”). Promptly following receipt of a properly completed and executed Letter of Transmittal, and in any event within two (2) Business Days following the Closing, Continental shall deliver the applicable portion of the aggregate Per Share Merger Consideration to each such holder with respect to such shares of Company Common Stock. Effective as of one (1) Business Day prior to soliciting the Company Stockholder Approval pursuant to Section 6.22, the Company will not record or recognize any transfers of Company Securities on the record books of the Company, other than transfers as to which the Company has been notified of, in writing, prior to such Business Day.

(c) Termination of Exchange Fund. Promptly following the earlier of (i) the date on which the entire Exchange Fund has been disbursed and (ii) the date which is one (1) year after the Effective Time, the Purchaser shall instruct Continental to deliver to the Purchaser any remaining portion of the Exchange Fund and other documents in its possession related to the Transaction, and Continental’s duties shall terminate. Thereafter, each Company Stockholder may look only to the Purchaser (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of such Company Stockholder’s claim for Per Share Merger Consideration that such Company Stockholder may have the right to receive pursuant to Section 2.02 without any interest thereon. None of the Company, the Purchaser, the Surviving Company or Continental shall be liable to any Person for any portion of the aggregate Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the aggregate Per Share Merger Consideration that remains undistributed to Company Stockholders as of immediately prior to the date on which such portion of the aggregate Per Share Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Purchaser, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.04 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock, if any, cancelled in accordance with Section 2.02(a)(i)) that are held by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal or dissenters’ rights for such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and the holders of such Dissenting Shares shall have no right to receive, the applicable portion of the aggregate Per Share Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under Section 262 of the DGCL, or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the aggregate Per Share Merger Consideration to which such holder is entitled pursuant to the applicable subsections of Section 2.02, without interest thereon, upon surrender of the Certificate or Certificates representing such Dissenting Shares in accordance with Section 2.03.

Section 2.05 Adjustment. The Per Share Merger Consideration and the Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Domesticated Purchaser Common Stock occurring prior to the date the shares comprising the Per Share Merger Consideration are issued.

Section 2.06 No Fractional Shares. No fractional shares of Domesticated Purchaser Common Stock, or certificates or scrip representing fractional shares of Domesticated Purchaser Common Stock, will be issued upon the conversion of the Company Securities pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a Purchaser Shareholder. Any fractional shares of Domesticated Purchaser Common Stock that would have been issuable pursuant to this Article II will be rounded up to the nearest whole share of Domesticated Purchaser Common Stock, as applicable.

Section 2.07 Lost or Destroyed Certificates. Notwithstanding any other provision to this Agreement, if any Certificate shall have been lost, stolen or destroyed, then upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in a form reasonably acceptable to the Company, Continental shall issue, in exchange for such lost, stolen or destroyed Certificate, the portion of the aggregate Per Share Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate(s) as contemplated under this Agreement.

Section 2.08 Withholding. Notwithstanding any other provision to this Agreement, the Purchaser, Merger Sub, the Company, and the Surviving Company and their respective Representatives shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such Taxes that are required to be deducted or withheld with respect to such amounts under the Code (including Section 1445 of the Code), the Tax Act or under any provision of U.S. state or local or non-U.S. tax law. To the extent that amounts are so deducted and withheld (and unless such amounts are not timely paid over to the appropriate Governmental Authorities within the statutorily required period), such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such withholding on amounts payable in Domesticated Purchaser Common Stock, the applicable withholding agent shall be permitted to sell such portion of the Domesticated Purchaser Common Stock otherwise issuable to such Person as is necessary to generate cash to satisfy such withholding obligations. Notwithstanding the foregoing, the Purchaser, Merger Sub, the Company and the Surviving Company shall use commercially reasonable efforts to provide recipients of Per Share Merger Consideration that may be subject to withholdings (except to the extent payable with respect to Company Options or otherwise treated as compensation for services) with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger treated as compensation, the Parties shall reasonably cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Section 2.09 No Price Adjustment. Notwithstanding anything to the contrary, the Per Share Merger Consideration and Exchange Ratio shall not be subject to any purchase price adjustments, including for the Company’s net debt, cash, indebtedness, transaction expenses, or working capital.

Section 2.10 Earnout.

(a) Subject to adjustment pursuant to Section 2.10(f), the holders of Company Common Stock (other than Company Restricted Shares) immediately prior to the Effective Time (such holders, the “Company Shareholders”) shall have the right to receive, in the aggregate, up to 100,000,000 additional shares of Domesticated Purchaser Common Stock (such shares, if and as earned in accordance with this Section, the “Earnout Shares”) during the ten-year period after the Closing Date (the “Earnout Period”) in accordance with this Section and the DGCL.

(b) During the Earnout Period, the Domesticated Purchaser shall issue, and the Company Shareholders shall have the right to receive their respective portion of, the Earnout Shares as follows:

(i) An aggregate of 12,500,000 Earnout Shares shall be issued if the VWAP for the Domesticated Purchaser Common Stock for any 20 trading days during any 30 consecutive trading days equals or is greater than $12.50 per share;

(ii) An aggregate of 12,500,000 Earnout Shares shall be issued if the VWAP for the Domesticated Purchaser Common Stock for any 20 trading days during any 30 consecutive trading days equals or is greater than $15.00 per share;

(iii) An aggregate of 12,500,000 Earnout Shares shall be issued if the VWAP for the Domesticated Purchaser Common Stock for any 20 trading days during any 30 consecutive trading days equals or is greater than $17.50 per share;

(iv) An aggregate of 12,500,000 Earnout Shares shall be issued if the VWAP for the Domesticated Purchaser Common Stock for any 20 trading days during any 30 consecutive trading days equals or is greater than $20.00 per share;

(v) An aggregate of 12,500,000 Earnout Shares shall be issued if the VWAP for the Domesticated Purchaser Common Stock for any 20 trading days during any 30 consecutive trading days equals or is greater than $22.50 per share;

(vi) An aggregate of 12,500,000 Earnout Shares shall be issued if the VWAP for the Domesticated Purchaser Common Stock for any 20 trading days during any 30 consecutive trading days equals or is greater than $25.00 per share;

(vii) An aggregate of 12,500,000 Earnout Shares shall be issued if the VWAP for the Domesticated Purchaser Common Stock for any 20 trading days during any 30 consecutive trading days equals or is greater than $27.50 per share; and

(viii) An aggregate of 12,500,000 Earnout Shares shall be issued if the VWAP for the Domesticated Purchaser Common Stock for any 20 trading days during any 30 consecutive trading days equals or is greater than $30.00 per share (each such condition, a “VWAP Condition”).

(c) For the avoidance of doubt, each time a VWAP Condition is met, all lower VWAP Conditions not previously met are deemed met and the correlated Earnout Shares are deemed earned and owing hereunder. By way of illustration, if the VWAP for a given 20 trading days in a 30 consecutive trading period during the Earnout Period equals $17.50, an aggregate of 37,500,000 Earnout Shares would be earned (if not already previously earned) as of such measurement date (i.e., 12,500,000 for each of the three VWAP Conditions met).

(d) Notwithstanding the foregoing or any other provision of this Agreement, to the extent there is a COC Event prior to any VWAP Condition being met, all Earnout Shares not yet issued will be immediately due and owing upon such COC Event regardless of the number of Earnout Shares that would otherwise have been earned based on any VWAP Condition should a COC Event not have occurred. For purpose of this Section, a “COC Event” means the occurrence of any of the following (or any series of the following) with respect to the Purchaser or the Surviving Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of such Person of more than fifty percent (50%) of the voting stock of such Person; (ii) a merger or consolidation in which such Person is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of such Person; or (iv) a liquidation or dissolution of such Person; or (v) any other event wherein ownership of shares of such Person of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of such Person were transferred.

(e) Issuances of Earnout Shares, if any, shall be made promptly (and in any event no later than the tenth Business Day) following satisfaction of a VWAP Condition. The Purchaser shall, or shall cause its transfer agent to, provide evidence of such issuance to each Company Shareholder promptly thereafter.

(f) The applicable number of Earnout Shares issued (including for each VWAP Condition met), if any, shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Purchaser after the Closing.

Article III

CLOSING

Section 3.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (other than the Transactions that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place (a) electronically by the mutual electronic exchange of documents and signatures (including portable document format (.pdf)) at a time and date to be specified in writing by the Parties, which date shall be no later than the third (3rd) Business Day after all the Closing conditions in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (b) at such other date, time or place (including remotely) as the Purchaser and the Company may agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 3.02 Closing Documents.

(a) Purchaser Closing Certificate. At least one (1) Business Day prior to the Purchaser Shareholders’ Meeting and, in any event, not earlier than the time that the holders of Purchaser Class A Ordinary Shares may no longer elect to redeem their Purchaser Class A Ordinary Shares in connection with the Redemption, the Purchaser shall deliver to the Company a written notice (the “Purchaser Closing Certificate”) setting forth the Purchaser’s good faith calculation of the following: (i) the aggregate amount of cash in the Trust Account (prior to giving effect to the Redemptions); (ii) the aggregate amount of all payments that will be required to be made in connection with the Redemptions; (iii) the aggregate amount of the Purchaser Transaction Costs as of the Closing (including a breakdown by Person of amounts owed by the Purchaser); and (iv) the number of shares of Domesticated Purchaser Common Stock, the number of Domesticated Purchaser Warrants, and the number of shares of Domesticated Purchaser Common Stock that may be issued upon the exercise of all Domesticated Purchaser Warrants, in each case, to be outstanding as of the Closing and after giving effect to the Domestication, the Redemption and the issuance of securities in connection with the consummation of any PIPE Investment (but excluding any shares of Domesticated Purchaser Common Stock to be issued in the Merger).

(b) Company Closing Certificate. At least two (2) Business Days prior to the Closing, the Company shall deliver to the Purchaser a written notice (the “Company Closing Certificate”) setting forth (i) the Company’s good faith calculation of the aggregate amount of the Company Transaction Costs as of the Closing (including a breakdown by Person of amounts owed by the Company and wire instructions and applicable Tax forms for each such Person; provided, that the failure to provide wire instructions or Tax forms shall not affect the effectiveness of the Company’s compliance with this requirement), (ii) the list of holders of shares of Company Common Stock (other than Company Restricted Shares), Company Options, Company Restricted Share Awards and Company Warrants, in each case, that are outstanding as of such date, and (iii) the respective amount of the aggregate Per Share Merger Consideration, Exchanged Option, Exchange RSA and Exchange Option, as applicable, each such holder is entitled to receive at the Effective Time.

(c) Access; Cooperation. From and after the delivery of the Purchaser Closing Certificate or the Company Closing Certificate, as the case may be, until the Closing Date, each of the Purchaser and the Company shall (i) provide the other Parties and their Representatives with reasonable access to information reasonably requested by the Purchaser or the Company or any of their respective Representatives in connection with the review of the Purchaser Closing Certificate or the Company Closing Certificate, as the case may be, (ii) consider in good faith any comments to the Purchaser Closing Certificate or the Company Closing Certificate, as the case may be, and (iii) revise the Purchaser Closing Certificate or the Company Closing Certificate, respectively, to incorporate any changes the Purchaser or the Company, respectively, reasonably determines are necessary or appropriate given such comments.

Section 3.03 Payment of Expenses.

(a) Company Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Costs.

(b) Purchaser Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Purchaser Transaction Costs.

(c) Capitalized Costs. Notwithstanding the other provisions of this Section 3.03, the Purchaser may elect to satisfy its obligations thereunder by capitalizing the Company Transaction Costs and the Purchaser Transaction Costs into the post-Closing capitalization of the Purchaser (including through the issuance of equity, assumption of Liabilities, or other any other mechanism). For the avoidance of doubt, no Party shall be responsible for any break fees or expenses of the other Party if the Closing does not occur or this Agreement is terminated in accordance with its terms (except to the extent that such failure of the Closing to occur or the termination of this Agreement arises from such other Party’s breach of any of its obligations, covenants, undertakings, agreements, representations or warranties under this Agreement).

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to the Purchaser (the “Company Disclosure Letter”) prior to or in connection with the execution and delivery of this Agreement, the Company hereby represents and warrants to the Purchaser and Merger Sub, as of the date hereof and as of the Closing, as follows:

Section 4.01 Organization and Standing. The Company is a Delaware corporation duly formed, validly existing and in good standing under the DGCL and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Company. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents, as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect.

Section 4.02 Authorization; Binding Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions, (a) have been duly and validly authorized by the Company’s board of directors (or other similar governing body) in accordance with its Organizational Documents, the DGCL, any other applicable Law or any Contract to which Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the adoption and approval of this Agreement and the Transactions, including the Merger, by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), no other proceedings on the part of the Company is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted, has (i) determined that this Agreement, the Ancillary Documents and the Transactions are advisable, and in the best interests of, the Company and the Company Stockholders and (ii) approved this Agreement and the Ancillary Documents and the Transactions in accordance with the DGCL, the Company’s Organizational Documents and any other applicable Law. No vote of any holders of any class or series of capital stock of the Company is necessary to approve this Agreement or the Transactions, other than the Company Stockholder Approval.

Section 4.03 Capitalization.

(a) Set forth on Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Securities and the number and type of Company Securities held by each such holder as of the date hereof.

(b) Prior to giving effect to the Transactions, all of the Company Securities are and will be owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws, or as set forth on Section 4.03(b)(i) of the Company Disclosure Letter, and other than the Company Securities, the Company does not have any other issued or outstanding common stock or any other securities. All of the issued and outstanding Company Securities have been duly authorized and validly issued in accordance with all applicable Laws, including applicable securities Laws, and the Company’s Organizational Documents, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Company. Except as set forth on Section 4.03(b)(ii) of the Company Disclosure Letter or in the Company’s Organizational Documents, there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its security holders is a party or bound relating to any Company Securities, whether or not outstanding. Except as set forth on Section 4.03(b)(iii) of the Company Disclosure Letter or as provided for in this Agreement, there are no (1) outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company or (2) voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company Securities. Except as set forth in the Company’s Organizational Documents or Section 4.03(b)(iv) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to its securities. Except as disclosed in the Company Financials, the Company has not since its incorporation declared or paid any distribution in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

(c) Section 4.03(c)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to each Company Option outstanding: (i) the name of the Company Option recipient; (ii) the number of shares of the Company subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting schedule of such Company Option; (vi) the date on which such Company Option expires; and (vii) documentary confirmation of compliance with federal and state securities laws registration exemptions for each applicable grant of Company Options. Section 4.03(c)(ii) of the Company Disclosure Letter sets forth the terms of any vesting acceleration rights and any other vesting acceleration that will be applicable to any unvested Company Options in connection with the Transactions. No Company Options are “early exercisable” as of the date hereof. The Company has no outstanding commitments to grant Company Options. No Company Option was granted with an exercise price per share less than the fair market value (pursuant to Section 409A or Section 422, as applicable, of the Code) of the underlying shares of Company Common Stock as of the date such Company Option was granted. Except as set forth in Section 4.03(c)(i) of the Company Disclosure Letter, each Company Option has been granted under the Company Incentive Plan. The treatment of Company Options under Section 2.02(a)(ii) hereof is permitted under the Company Incentive Plan, applicable Laws, and the underlying individual agreements for such Company Options without obtaining the consent of any holder thereof.

(d) Section 4.03(d)(i) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each holder of Company Restricted Share Awards, including (i) the number of shares of Company Restricted Share Awards issued, (ii) the date of issuance, and (iii) the applicable vesting schedule. Section 4.03(d)(ii) of the Company Disclosure Letter sets forth the terms of any vesting acceleration rights and any other vesting acceleration that will be applicable to any unvested Company Restricted Share Awards in connection with the Transactions. The Company has made available to Purchaser an accurate and complete copy of the Company equity plan pursuant to which Company has granted Company Restricted Share Awards that were ever subject to a substantial risk of forfeiture and the form of all award agreements evidencing such Company Restricted Share Awards. Each Company Restricted Share Award has been issued under the Company Incentive Plan. The treatment of Company Restricted Share Awards under Section 2.02(a)(iii) is permitted under the Company Incentive Plan, applicable Laws, and the underlying individual agreements for such Company Restricted Share Awards without obtaining the consent of any holder thereof.

(e) Section 4.03(e) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each holder of Company Warrants, including (i) the number of Company Warrants issued, (ii) the date of issuance, and (iii) the applicable exercise price. The Company has made available to Purchaser an accurate and complete copy of the agreements pursuant to which Company has granted Company Warrants. The treatment of Company Warrants under Section 2.02(a)(iv) is permitted under the agreements pursuant to which the Company Warrants were issued and applicable Laws without obtaining the consent of any holder thereof.

(f) The Company has made available to Purchaser an accurate and complete copy of the Company Incentive Plan pursuant to which Company has granted the Company Options and Company Restricted Share Awards that are currently outstanding and the form of all award agreements evidencing such Company Options and Company Restricted Share Awards. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(g) Except as provided for in this Agreement, no units, warrants, options or other securities of the Company are issuable as a result of the consummation of the Transactions.

Section 4.04 Subsidiaries. Except as set forth of Section 4.04 of the Company Disclosure Letter, the Company does not own or have any interest in any shares, equity or debt securities or other ownership interest in any other Person and is not obligated to make any investment in or capital contribution to any other Person. The Company is not a party to any Contract to acquire any shares, securities or other ownership interest in, or any other securities convertible or exchangeable into or exercisable for capital stock of or any ownership interest in, any Person.

Section 4.05 No Conflict; Consents and Filings.

(a) Except as otherwise described in Section 4.05, subject to the receipt of consents, approvals, authorizations and other requirements set forth in Section 4.05 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Ancillary Documents to which the Company is a party by the Company, does not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which the Company is subject or by which any property or asset of the Company is bound; (ii) conflict with or violate the Organizational Documents of the Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, or create any right to payment under any Company Material Contract, material Company Real Property Lease (as defined in Section 4.16(b) herein) or Material Current Government Contract, or terminate or result in the termination of any Company Material Contract, material Company Real Property Lease or Material Current Government Contract, or result in the creation of any Lien (other than a Permitted Lien) under any Company Material Contract, material Company Real Property Lease or Material Current Government Contract upon any of the properties or assets of the Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) and (iv) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of the Purchaser and Merger Sub contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Ancillary Documents to which it is a party or the consummation by the Company of the Transactions, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company; (ii) material compliance with any applicable requirements of the securities Laws and state takeover laws, the HSR Act and any other Antitrust Laws, and filing and recordation of appropriate merger documents as required by the DGCL; and (iii) as otherwise disclosed on Section 4.05(b) of the Company Disclosure Letter.

Section 4.06 Financial Statements.

(a) Set forth on Section 4.06(a) of the Company Disclosure Letter are: (i) true, correct and complete copies of the unaudited financial statements of the Company as of and for the calendar year ended December 31, 2025, unaudited balance sheet of the Company as of such date and the related unaudited income statement, and statement of cash flows for the fiscal year then ended, and (ii) true, correct and complete copies of the unaudited financial statements of the Company (including, in each case, any related notes thereto) as of and for the year ending December 31, 2024, consisting of the unaudited balance sheet of the Company as of such date and the related unaudited income statement, and statement of cash flows for the fiscal year then ended ((i) and (ii), collectively, the “Company Financials”). Except as set forth on Section 4.06(a) of the Company Disclosure Letter, (x) the Company Financials were derived in all material respects from the books and records of the Company, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices and (y) the Company Financials, when delivered, present fairly in all material respects, the financial position, results of operations, income (loss), and cash flows of the Company as of the dates and for the periods indicated in such Company Financials and were derived from and accurately reflect in all material respects, the books and records of the Company. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company has established a system of internal controls. Except as set forth on Section 4.06(b) of the Company Disclosure Letter, such internal controls are designed to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the Company’s assets.

(c) The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company (other than a significant deficiency or material weakness that has been previously disclosed in writing to Purchaser and is set forth on Section 4.06(c) of the Company Disclosure Letter), (ii) any material fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.07 Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of the Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Company Financials or disclosed in the notes thereto; (b) incurred in the ordinary course of the operation of business of the Company since the date of the most recent balance sheet included in the Company Financials (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law); (c) incurred in connection with the Transactions; (d) set forth on Section 4.06(a) of the Company Disclosure Letter; or (e) which would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 4.08 Absence of Certain Changes. Except as set forth on Section 4.08 of the Company Disclosure Letter, and for activities conducted in connection with this Agreement and the Transactions, since January 1, 2026, through the date of this Agreement (a) the Company has conducted its business in the ordinary course of business consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) the Company has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.02(b) (without giving effect to Section 6.02(b) of the Company Disclosure Letter) if such action were taken on or prior to the Closing without the consent of the Purchaser.

Section 4.09 Compliance with Laws. Provided that this Section 4.09 shall not apply with respect to the matters covered by Section 4.24, the Company has, during the past five (5) years, materially complied with, and are currently in material compliance with, each applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably expected to be, material to the Company. Except as disclosed on Section 4.09 of the Company Disclosure Letter, no written, or, to the Knowledge of the Company, oral notice of non-compliance with any applicable Law has been received that, individually or in the aggregate, would reasonably be expected to be material to the Company.

Section 4.10 Government Contracts.

(a) Section 4.10 of the Company Disclosure Letter sets forth a list of each Contract with a Governmental Authority in existence as of the date hereof that involves aggregate payments to the Company that are reasonably expected to be in excess of $250,000 (each, a “Material Current Government Contract”). Each Material Current Government Contract was legally awarded to the Company, as applicable.

(b) Except for any Material Current Government Contract that is terminated or expires following the date hereof in accordance with its terms, all Material Current Government Contracts are: (a) a legal, valid binding obligation of the Company, as applicable; and (b) in full force and effect and enforceable against the Company, as applicable, in accordance with its terms, in each case subject to the Enforceability Exceptions.

(c) In the last three (3) years: (a) the Company has not been in material breach of or material default under any Government Contract, and, to the Knowledge of the Company, no event has occurred which would constitute such a material breach or material default by the Company; (b) the Company is in compliance in all material respects with all applicable Laws and contract terms, as amended, including those Laws and contract terms specifically applicable to the Government Contracts; and (c) each representation and certification made by the Company in connection with a Government Contract was current, accurate and complete in all material respects as of its effective date.

(d) In the last three (3) years: (a) neither the Company nor any of their Principals (as defined in Section 52.209-5 of the Federal Acquisition Regulation (“FAR”)) have been debarred or suspended from doing business with any Governmental Authority, no suspension or debarment action has been commenced or, to the Knowledge of the Company, threatened against the Company or any of their Principals, and there exists no circumstances that would require the Company to answer any of the questions at FAR 52.209-5(a)(1) in the affirmative; (b) no Governmental Authority, in connection with a Government Contract has notified the Company in writing or, to the Knowledge of the Company, through any other communication of any material breach or violation of any applicable law or of any certification, representation, clause, provision or requirement of any such Government Contract that in each case remains unresolved; (c) the Company has not received any written notice or, to the Knowledge of the Company, any other communication of any termination for default, cure notice, or show cause notice pertaining to any Government Contract that in each case remains unresolved; (d) the Company has not received any written notice or, to the Knowledge of the Company, any other communication of any audits or investigations by any Governmental Authority with respect to a Government Contract that in each case remains unresolved (other than in the ordinary course of business); and (e) the Company has not made any voluntary or mandatory disclosures to any Governmental Authority with respect to any material irregularity, misstatement, significant overpayment or violation of applicable law arising under or relating to any Government Contract, nor, to the Knowledge of the Company, has any violation occurred for which the Company is required under applicable Law or contract term to make any such disclosure to a Governmental Authority.

Section 4.11 Company Permits. The Company holds all Permits required to own, lease and operate its assets and properties as presently owned, leased or operated (collectively, the “Company Permits”) except where the failure to have such Permits, individually or in the aggregate, has not been and would not reasonably expected to be, material to the Company and except as described on Section 4.11 of the Company Disclosure Letter. The Company has made available to the Purchaser true, correct and complete copies of all the Company Permits that are listed on Section 4.11 of the Company Disclosure Letter. To the Knowledge of the Company, each Company Permit is in full force and effect and will, upon its termination or expiration, be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions, except where the failure to be renewed or reissued, individually or in the aggregate, would not reasonably expected to be material to the Company. Except as described on Section 4.11 of the Company Disclosure Letter, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. The Company has at all times operated in material compliance with all Company Permits applicable to the Company.

Section 4.12 Litigation. Except as described on Section 4.12 of the Company Disclosure Letter, there is no (a) Legal Proceeding of any nature currently pending or, to the Knowledge of the Company, threatened, against the Company or any of its properties or assets, or, to the Knowledge of the Company, any of the directors or officers of the Company with regard to their actions as such; (b) to the Knowledge of the Company, there are no pending or threatened, audits, examinations or investigations by any Governmental Authority against the Company with regard to their actions as such; (c) pending or threatened in writing Legal Proceedings by the Company against any third party; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on the Company; and (e) Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company or any of their respective properties or assets, or, to the Company’s Knowledge, any of the directors or officers of the Company with regard to their actions as such.

Section 4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth, in all material respects, a complete and accurate list of all Contracts described in clauses (i) through (xiii) below, to which, as of the date of this Agreement, the Company is a party or by which the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Section 4.13(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct and complete copies of the Company Material Contracts, including amendments thereto, have been made available to the Purchaser. The Company Material Contracts include:

(i) Each Contract that contains covenants that limit the ability of the Company to compete in any material respect in any line of business or with any Person or in any geographic area or to sell, or provide any material service or material product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses;

(ii) Each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) Each Contract that involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company (other than in the ordinary course of business), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) and/or relating to pending or future acquisitions or dispositions;

(v) Each obligation to make payments in excess of $1,000,000, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vi) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or Personal Property and involves aggregate annual payments in excess of $250,000;

(vii) Each Contract with any Top Customer or Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice);

(viii) Each agreement with any director, officer or employee that (A) involves aggregate annual compensation in excess of $200,000 for such Person; (B) involves any severance, change of control, retention or similar type of payment; or (C) is not terminable at will without notice or without any additional liability to the Company;

(ix) Each collective bargaining (or similar) agreement or Contract between the Company on one hand, and any labor union or other body representing employees of the Company on the other hand;

(x) Each Contract that obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(xi) Each Contract that obligates the Company to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xii) Each Contract that relates to a material settlement or under which the Company has outstanding obligations (other than customary confidentiality obligations) in excess of $1,000,000;

(xiii) Each Contract that provides another Person (other than to any manager, director or officer of the Company) with a power of attorney to act on behalf of the Company or to act on behalf of any manager, director or officer of the Company with respect to the Company; and

(xiv) Each Company IP License, excluding (A) non-exclusive licenses granted to customers or received from vendors in the ordinary course of business, (B) standard non-disclosure agreements entered in the ordinary course of business, and (C) licenses for commercially available off-the-shelf software with a replacement cost or with annual fees less than $100,000.

For the avoidance of doubt, the Company shall not be required to schedule (A) statements of work, purchase orders, or work orders issued under any Company Material Contract that do not materially increase payment obligations or impose new material restrictions beyond those set forth in the master agreement, (B) non-disclosure agreements entered into in the ordinary course of business, or (C) amendments, modifications or supplements to any Company Material Contract that do not materially increase payment obligations or impose new material restrictions.

(b) Except as disclosed in Section 4.13(b) of the Company Disclosure Letter, or with respect to any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the Company is not in breach of or default under, in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach of or default under by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iii) to the Knowledge of the Company, no other party to such Company Material Contract is in breach of or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (iv) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (v) the Company has not waived any material rights under any such Company Material Contract.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth, a complete and accurate list of: (x) all U.S. and foreign registered or issued Patents, Trademarks, Copyrights, and applications of the foregoing, owned or purported to be owned by the Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates, (y) all domain names and Social Media Accounts owned or purported to be owned, used, or held for use by the Company, and (z) all other material Owned Intellectual Property. Each item of Company Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. The registration, maintenance, renewal, and similar fees in respect of Company Registered IP and the domain names among the Company IP have been paid when due. The Company has not taken, or failed to take, any action that has, or would reasonably be expected to, impair or dedicate to the public, or entitle any Governmental Authority to cancel, forfeit, modify, or consider abandoned, any Company Registered IP. The Company or one or more of its Subsidiaries exclusively own all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). No item of Company Registered IP that is a pending Patent application fails to identify all inventors of the inventions as currently claimed in such Patent application, and for each Patent and Patent application in the Company Registered IP, the Company or one or more of its Subsidiaries have obtained valid present assignments of the applicable inventions from each inventor and recorded such assignments with the relevant Governmental Authority where required to enforce such assignment under applicable law. All Company Registered IP is owned exclusively by the Company or one or more of its Subsidiaries without obligation to pay royalties, licensing fees or other fees to any third party with respect to such Company Registered IP, and the Company or a Subsidiary of the Company is the record owner of each Company Registered IP.

(b) Except as set forth in Section 4.14(b) of the Company Disclosure Letter, the Company or one or more of its Subsidiaries has a valid and enforceable written license and enforceable right to exploit all Company IP that is not the Company’s Owned Intellectual Property in the manner the Company IP is currently being exploited by the Company, including Intellectual Property that is the subject of the inbound Company IP Licenses applicable to the Company. Except as set forth in Section 4.14(b) of the Company Disclosure Letter, the inbound Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to enable use of the Intellectual Property licensed under the Company IP Licenses in the manner used in the operation of business of the Company as presently conducted and as currently proposed to be conducted. The Company has performed all material obligations imposed on it in the Company IP Licenses in compliance with the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder in any material respect, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The Company is not a party to any Contract that requires the Company to assign to any Person any or all of its material rights in any Intellectual Property developed by the Company under such Contract.

(c) No Legal Proceeding has been made or is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Owned Intellectual Property, nor, to the Knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor, to the Knowledge of the Company, is there a reasonable basis therefor. There are no Orders to which the Company is a party or is otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the outbound Company IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. To the Knowledge of the Company, the Company is not currently infringing, and has not infringed, misappropriated or violated, any Intellectual Property of any other Person in connection with the ownership, use or license of any Owned Intellectual Property or otherwise in connection with the conduct of the business of the Company. To the Company’s Knowledge, no third party is currently infringing, or has infringed upon, misappropriated or otherwise violated any Owned Intellectual Property.

(d) To the Company’s Knowledge, no current or former officers, employees, independent contractors, or other third parties employed or engaged by the Company has any ownership interest in any Owned Intellectual Property and no Person has claimed or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. To the Company’s Knowledge, there has been no material violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company or the Company’s confidentiality obligations owed to third parties. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s reasonable efforts to perform such employee’s employment obligations for the Company, or that would conflict with the business of the Company as presently conducted. The Company has taken commercially reasonable efforts and security measures in order to maintain, preserve and protect all Owned Intellectual Property, including to protect the secrecy, confidentiality and value of the Owned Intellectual Property (except for disclosures required as part of Company Registered IP applications and registrations). To the Company’s Knowledge, all Persons who have participated in or contributed to the creation or development of any Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such Owned Intellectual Property has been irrevocably assigned (by a present tense assignment) to the Company (or all such right, title, and interest vested in one or more of the Company by operation of Law).

(e) No government funding, resources or assistance, nor any facilities of a university, college, other educational institution, or similar institution or research center in their respective research and development activities were used by the Company in the development of any Owned Intellectual Property. No Governmental Authority has any (i) ownership interest or exclusive license in or to any Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. §52.227-14 and in 48 C.F.R. §252.227-7013(a)) in or to any of the Company Software, or (iii) “march in rights” (pursuant to 35 U.S.C. §203) in or to any Patents constituting Owned Intellectual Property. The Company is not a member of or party to, or has participated in any patent pool, industry standards body, trade association or other organization pursuant to the rules of which the Company is obligated to license or offer to license any existing or future Owned Intellectual Property to any Person.

(f) To the Company’s Knowledge, the IT Assets (i) are adequate and sufficient for, and operate and perform in all material respects as required in connection with the operation of the Company’s business as currently conducted, and (ii) in the past three (3) years, have not suffered any material breakdowns, malfunctions, failures or outages. Neither the Company nor, to the Knowledge of the Company, any third Person has inserted any Malicious Code in any IT Assets (including the Company Software). To the Company’s Knowledge, the IT Assets do not have any identified “critical” or “high” vulnerabilities that have been fully remediated. The Company has implemented and maintains commercially reasonable data backup and disaster avoidance and recovery plans, procedures, and systems with respect to the IT Assets.

(g) The Company is, and at all times during the past three (3) years has been, in material compliance with all (i) applicable Data Protection Requirements. The Company has implemented and maintains commercially reasonable administrative, technical and physical safeguards designed to protect the security, confidentiality and integrity of the IT Assets and Company Data. To the Company’s Knowledge, in the past three (3) years, the Company has not experienced any material Security Incidents and has not notified (or has been required to notify) any Person with respect to any Security Incident. In the past three (3) years, the Company has (i) not received any material written notice, inquiry, request, claim, complaint, correspondence or communication from, or has been the subject of any audit, investigation or enforcement action by, any Person with respect to any actual, alleged or potential violation of any Data Protection Requirement and (ii) not been charged with, or subject to any violation of any Data Protection Requirement. The execution, delivery, and performance of this Agreement and the consummation of the Transactions do not and will not conflict with or result in a violation or breach of any Data Protection Requirement or require the consent of or notice to any Person concerning such Person’s Personal Information.

Section 4.15 Taxes and Returns. Except in each case as set forth on Section 4.15 of the Company Disclosure Letter:

(a) The Company (i) has filed, or caused to be filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file) and (ii) has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) The Company has not received a written notification of any claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending, or to the Knowledge of the Company, threatened against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claim, deficiency or assessment against it. The Company is not currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending, other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(f) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received prior to the Closing; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to Closing; or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority relating to Taxes entered into prior to Closing.

(g) The Company has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law, including, for greater certainty, sections 237.3 to 237.5 of the Tax Act).

(h) The Company has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than a group of which the Company is the common parent. The Company has no Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(i) The Company has not requested and is not the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(j) The Company is, and has at all times since its domestication to a US entity been, classified as a C corporation for U.S. federal (and applicable state and local) income tax purposes. The Company is, and has at all times since its formation been, classified as a domestic corporation for U.S. federal income tax purposes.

(k) The Company has not ever had a permanent establishment, office, branch, fixed place of business or other taxable presence in any country other than the country of its organization.

(l) The Company has not been a party to any transaction that was purported or intended to be treated as a distribution of stock qualifying, in whole or in part, for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law) within the past three (3) years.

(m) The Company has not knowingly taken any action, nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for its Intended Tax Treatments.

Section 4.16 Real Property.

(a) Section 4.16(a) of the Company Disclosure Letter contains a true, correct and complete list of all real property owned by the Company that is material to the operations of its business, including the address thereof (collectively, the “Company Owned Real Properties”). Except as would not, individually or in the aggregate, be material to the Company, the Company has good and sufficient fee simple title to its Company Owned Real Properties, free and clear of all Liens other than Permitted Liens.

(b) Section 4.16(b)(i) of the Company Disclosure Letter contains a true, correct and complete list of all premises currently leased or subleased or otherwise used or occupied (but not owned) by the Company for the operation of the business of the Company (the “Company Leased Real Properties”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof, waivers thereto or guarantees thereof (collectively, the “Company Real Property Leases”), including the street address thereof (if applicable) and parties to such Company Real Property Leases. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases. Each Company Real Property Lease is valid and binding and enforceable in all respects against the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). Except as set forth in Section 4.16(b)(ii) of the Company Disclosure Letter, with respect to each Company Real Property Lease, (i) the Company is not in breach of or default, in any material respect, under any Company Real Property Lease, (ii) no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material breach or default by the Company, and (iii) to the Knowledge of the Company, no other party to such Company Real Property Lease is in breach or default, in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Real Property Lease. The Company has not leased, licensed or otherwise granted use or occupancy rights with respect to any Company Leased Real Property or any portion thereof to any third party. No party to any Company Real Property Lease has exercised any termination rights with respect thereto. To the Knowledge of the Company there is no condemnation or eminent domain proceedings pending or threatened with respect to any of the Company Leased Real Properties or any portion thereof.

Section 4.17 Personal Property. The Company has good title to, or a valid leasehold interest in or right to use, its respective material tangible and intangible assets that are necessary to conduct the business of the Company as presently conducted, free and clear of all Liens other than Permitted Liens, and such tangible and intangible assets are in good working order and condition, except for ordinary wear and tear, except in each case and as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 4.18 Employee Matters.

(a) The Company is not and has never been a party to any collective bargaining agreement or other Contract covering any group of employees with any labor organization or other representative of any of the employees of the Company, and to the Knowledge of the Company, there are not, and have not been, in the past three (3) years, any activities or proceedings of any labor union to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened, in writing, any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Except as set forth on Section 4.18(a) of the Company Disclosure Letter, no current senior officer of the Company, as of the date of this Agreement, has provided the Company notice, in writing, of his or her intention to terminate his or her employment.

(b) Except as set forth on Section 4.18(b) of the Company Disclosure Letter, the Company is, and in the past four (4) years has been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety, and wages and hours, and other Laws relating to discrimination, harassment, retaliation, termination or discharge, disability, labor relations, hours of work, payment of wages and overtime wages, payroll documents and wage statements, classification of employees and independent contractors and other individual service providers, restrictive covenants, pay equity, immigration, workers compensation, unemployment compensation, plant closings and layoffs, whistleblower protection, labor relations and collective bargaining, except for failures to comply which, individually or in the aggregate, have not been and would not reasonably expected to be, material to the Company. The Company is in compliance with the requirements of the Immigration Reform Control Act of 1986. Except as set forth on Section 4.18(b) of the Company Disclosure Letter, the Company is not delinquent in any payments to any employee or independent contractor for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any service performed for it or amounts required to be reimbursed to such employees or independent contractors. There are, and for the past four (4) years, have been no Legal Proceedings before the National Labor Relations Board or material internal complaints, claims, grievances, audits or investigations pending or, to the Knowledge of the Company, threatened in writing, against the Company brought by or on behalf of any applicant for employment, any current or former employee or any Governmental Authority, relating to any Law referenced in this Section 4.18(b), unfair labor practices, or wrongful termination of employment, or alleging any other unlawful discriminatory conduct in connection with the employment relationship. Except as set forth on Section 4.18(b) of the Company Disclosure Letter, the Company is not, and within the last four (4) years has not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters.

(c) Section 4.18(c) of the Company Disclosure Letter contains a complete and accurate list of all employees of the Company as of the date hereof, setting forth for each employee their: (i) employee identification number, (ii) employing entity, (iii) job title, (iv) work location (by city and state and if not in the United States, by city and country), (v) status as a regular or temporary employee, (vi) status as full-time (30+ hours per work week) or part-time (under 30 hours per work week), (vii) employment start date, (viii) current compensation (annual salary or hourly rate, as applicable, plus bonus and commissions opportunities at 100% of target), (ix) current classification under the federal Fair Labor Standards Act (“FLSA”) (i.e., exempt, non-exempt), (x) accrued and unused paid time off, (xi) whether currently on a leave of absence (and, if so, the expected return to work date), (xii) contractual notice of termination or severance obligations, and (xiii) any visa or work permit status and the date of expiration, if applicable. Except as set forth on Section 4.18(c) of the Company Disclosure Letter, each employee located in the United States is employed “at will”, and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any employees under the terms of any written agreement other than a contractual entitlement to, in addition to the minimum statutory notice (or pay in lieu thereof) and statutory severance pay required under applicable employment standards legislation, three (3) months or less of notice or pay in lieu thereof.

(d) Section 4.18(d) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of all independent contractors, consultants, advisors, or other agents employed or engaged by the Company in an individual capacity, whether directly or indirectly through a staffing arrangement, and classified by the Company as other than a W-2 employee, or compensated other than through wages paid by the Company through the Company’s payroll department, showing for each such service provider their: (i) name, (ii) location (by city and state or, if not in the United States, by city and country), (iii) description of services provided, (iv) whether engaged directly or through a staffing agency, (v) current compensation arrangements (hourly or project rate, fixed rate, bonus, commissions, etc.), (vi) whether engaged pursuant to a written contract, and if so, whether there are any contractual notice of termination obligations, and (vii) length of the relationship (with start and, where applicable, end dates).

(e) The Company currently classifies and has properly classified each of their employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws, and are and have been otherwise in compliance with such Laws for the past four (4) years. To the extent that any independent contractors are or were engaged by the Company, the Company currently classifies and has, for the past four (4) years, properly classified and treated them as independent contractors (as distinguished from Form W-2 employees) in accordance with applicable Laws and for the purpose of all employee benefit plans and perquisites.

(f) In the past three (3) years, the Company has not received (i) written notice of any unfair labor practice charge or material complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board against them, and (ii) written notice of any grievances or arbitrations arising out of any collective bargaining agreement to which the Company is a party.

(g) In the past four (4) years, the Company has not engaged in layoffs, furloughs or employment terminations in the United States sufficient to trigger application of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local law (the “WARN Act”). During the ninety (90) day period preceding the date hereof, no employee or independent contractor has suffered an “employment loss” as defined in the WARN Act with respect to the Company.

(h) In the past four (4) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened in writing to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Company, and (ii) the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee at the level of Vice President or above.

Section 4.19 Benefit Plans.

(a) Set forth on Section 4.19(a) of the Company Disclosure Letter is a true and complete list of each Company Benefit Plan. The Company is not required to provide employee benefits pursuant to a collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees.

(b) Each Company Benefit Plan is and has been operated, administered, maintained, and funded in material compliance with its terms and all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter upon which the Company is entitled to rely) or (ii) the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No event has occurred or circumstance exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan, the Company made available to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the most recent annual and periodic accounting of plan assets; (iv) the three (3) most recent nondiscrimination testing reports; (v) the most recent determination letter (or opinion letter) received from the IRS; (vi) all non-routine communications with any Governmental Authority within the last three (3) years; (vii) the three (3) most recent annual reports (Form 5500 series) (with applicable attachments); and (viii) any written reports constituting a valuation of the Company Securities for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside third party valuation firm.

(d) With respect to each Company Benefit Plan: (i) no Legal Proceeding is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all contributions and premiums that are due have been made as required under any Company Benefit Plan or have been fully accrued on the Company Financials in accordance with GAAP.

(e) No Company Benefit Plan is or was and neither the Company nor any ERISA Affiliate have ever maintained, contributed to or been required to contribute to, (i) a “defined benefit plan” (as defined in Section 414(j) of the Code), (ii) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as described in Section 413(c) of the Code) a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(f) Except as set forth on Section 4.19(f) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event: (i) entitle any current or former employee, officer or other service provider of the Company to any severance pay or any other compensation or increase in severance pay or any other compensation payable by the Company; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Company; (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; (iv) otherwise give rise to any Liability under any Company Benefit Plan; or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing. The consummation of the Transactions will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment, including with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) Except to the extent required by Section 4980B of the Code or similar state Law, neither the Company nor any ERISA Affiliate provides health or welfare benefits to any former or retired employee and is not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service. The Company and each of its ERISA Affiliates has complied in all material respects with (i) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (ii) the affordability and minimum essential coverage requirements, and all other requirements, of the Patient Protection and Affordable Care Act of 2010, in each case, with respect to each Company Plan that is a group health plan.

(h) Each Company Benefit Plan can be terminated at any time without resulting in any material Liability to the Company, the Purchaser, Merger Sub or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities, other than Liabilities with respect to participant accrued benefits through the effective date of such termination in accordance with the terms of such plan and ordinary administration costs typically incurred in a termination event.

(i) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered and maintained in compliance with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder, and no additional Tax under Section 409A of the Code has been incurred by any service provider of the Company.

(j) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any plan that has been adopted or maintained, whether formally or informally, for the benefit of service providers who primarily perform services outside of the United States of America.

Section 4.20 Environmental Matters. Except as set forth in Section 4.20 of the Company Disclosure Letter:

(a) The Company and its properties and facilities are and have, during the time that the Company has owned, operated or leased such property or facility, been in compliance in all material respects with all material Environmental Laws, including obtaining, maintaining in good standing, and complying with all material Permits required for their business and operations under any Environmental Laws (“Environmental Permits”), and all past non-compliance has been resolved without ongoing obligations or costs.

(b) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or their respective assets or properties alleging a material violation of any Environmental Law or Environmental Permit, including with respect to the revocation, modification or termination of any Environmental Permits, and, to the Knowledge of the Company, no facts, circumstances, or conditions currently exist that could materially and adversely affect compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain continued compliance with Environmental Laws and Environmental Permits.

(c) Neither the Company nor any of its respective properties, facilities or operations, is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Law, (ii) Remedial Legal Proceeding, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Environmental Liabilities.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to result in a material Environmental Liability. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company, or any other property that would reasonably be expected to result in a material Environmental Liability.

(e) The Company has not received written notification of any investigation of the business, operations, or currently or formerly owned, operated, or leased property of the Company that could lead to the imposition of any Liens or Environmental Liabilities and, to the Knowledge of the Company, no such investigations are pending or threatened in writing.

(f) To the Knowledge of the Company, no Person has Released any Hazardous Material at, on, or under any facility currently or formerly owned or operated by the Company or any third party site, in each case in a manner that would be reasonably likely to give rise to a material Environmental Liability of the Company, including for Remedial Legal Proceeding costs, investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, and attorney fees.

(g) The Company has provided to the Purchaser all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Company and concerning the environmental condition of any properties of the Company, Environmental Liabilities or compliance with Environmental Laws.

Section 4.21 Transactions with Related Persons. Except as set forth on Section 4.21 of the Company Disclosure Letter, and except for in the case of any employee, officer or director, of any employment Contract or Company Benefit Plans made in the ordinary course of business consistent with past practice or except as set forth in the Company Financials, the Company is not a party to any material transaction or Contract with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; provided that, in each case of the foregoing, excluding any transaction or Contract between or among the Company’s Subsidiaries or between or among the Company and any of its Subsidiaries. Except as set forth in the Company Financials or as set forth on Section 4.21 of the Company Disclosure Letter: (i) to the Knowledge of the Company, no Related Person or any Affiliate of a Related Person has, directly or indirectly, a material economic interest in any Contract with the Company (other than such Contracts that relate to any such Person’s ownership of shares of the Company Common Stock or other equity interests of the Company as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Company); and (ii) the assets of the Company does not include any receivable or other obligation from a Related Person, and the Liabilities of the Company does not include any payable or other obligation or commitment to any Related Person.

Section 4.22 Insurance.

(a) Section 4.22(a) of the Company Disclosure Letter contains a complete and accurate list of, as of the date hereof, all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of the Company (the “Insurance Policies”) (by policy number, insurer, policy period, policy limits and type of policy). As of the date hereof, all premiums due and payable under all such Insurance Policies and their predecessor policies have been timely paid, and the Company is otherwise in material compliance with the terms of the Insurance Policies. Each Insurance Policy is legal, valid, binding, enforceable and in full force and effect. The Company does not have any self-insurance or co-insurance programs. Except as set forth in Section 4.22(a) of the Company Disclosure Letter, the Company has not received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse material change, notice of cancellation, termination or any material change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be material to the Company. For the avoidance of doubt, the Company shall not be required to schedule immaterial binders, certificates of insurance, routine endorsements, or renewals that do not individually or in the aggregate materially alter coverage, limits, or premiums.

(b) Section 4.22(b) of the Company Disclosure Letter identifies each individual insurance claim in excess of $10,000 made by the Company under the Insurance Policies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. The Company does not have any claim pending under an insurance policy as to which the insurer has denied coverage.

Section 4.23 Top Customers and Suppliers.

(a) As of the date hereof the Company currently has no material customers, including any off-takers. Section 4.23(a) of the Company Disclosure Letter lists as of the date of this Agreement, all prospective consumers or off-takers for the twelve (12) months ended December 31, 2025 to which the Company has submitted written bids or responded to requests for proposals, with expected revenue (assuming any such bid or response were accepted) in excess of $500,000 (the “Top Customers”). To the Knowledge of the Company as of the date hereof, no such Top Customer has provided notice to the Company (i) of its intention to reject, cancel or otherwise terminate, or materially reduce, its relationship with the Company, or (ii) that the Company is in material breach of the terms of any existing Company Material Contract with any such Top Customer.

(b) Section 4.23(b) of the Company Disclosure Letter lists as of the date of this Agreement, all suppliers or manufacturers of goods or services for the twelve (12) months ended December 31, 2025 to which the Company made payments in excess of $50,000 (the “Top Suppliers”). To the Knowledge of the Company as of the date hereof, no such Top Supplier has provided notice to the Company (i) of its intention to reject, cancel or otherwise terminate, or materially reduce, its relationship with the Company, or (ii) that the Company is in material breach of the terms of any Company Material Contract with any such Top Supplier.

Section 4.24 Certain Business Practices.

(a) Neither the Company, nor any of its respective officers, directors, or any of its respective Representatives acting on its behalf has unlawfully offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances where the Company or Representative thereof knew, or would have reasonably known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official or employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office for the purpose of influencing any act or decision of such official, employee, or candidate to obtain or retain business or direct business to any Person (in each case in violation of any Anti-Bribery Laws). Neither the Company, nor any of its respective officers, directors, or any of its respective Representatives acting on their behalf has directly or indirectly and in violation of applicable Law offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to any customer, supplier, or other Person who is or may be in a position to assist or hinder the Company in connection with any actual or proposed transaction for the purpose of influencing any act or decision of such customer, supplier, or other Person to obtain or retain business or direct business to any Person. Neither Company, nor any of its respective officers, directors, or any of its respective Representatives acting on its behalf has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. Neither the Company, nor any of its respective officers, directors, or any Representatives acting on their behalf has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws.

(b) The operations of the Company are and have been conducted at all times in the previous five (5) years in material compliance with any International Trade Laws and Sanctions Laws of any jurisdiction in which the Company operates that are applicable to the Company, and no Legal Proceeding between the Company and any Governmental Authority with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) Neither the Company nor any of its respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)); (ii) located, organized, or resident in any country, region or territory that is the subject of comprehensive territorial sanctions administered by the United States and any other jurisdiction in which the Company operates (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each a “Sanctioned Jurisdiction”); or (iii) owned, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more by any of the foregoing.

(d) The Company has not, since April 24, 2019, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (i) of any Person currently identified on any applicable sanctions-related list of designated or blocked persons maintained by OFAC, or (ii) in any other manner that would constitute a violation of any applicable U.S. sanctions administered by the U.S. government.

Section 4.25 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.26 Finders and Brokers. Except as reflected on Section 4.26 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which the Company would be liable in connection with the Transactions based upon arrangements made by the Company or any of their Affiliates.

Section 4.27 Independent Investigation. The Company has conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and Merger Sub and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser and Merger Sub set forth in Agreement and in any certificate delivered to the Company pursuant hereto; and (b) none of the Purchaser, Merger Sub or any of their respective Representatives have made any representation or warranty as to the Purchaser or Merger Sub or this Agreement, except as expressly set forth in this Agreement or in any certificate delivered to the Company pursuant hereto.

Section 4.28 Information Supplied. None of the information relating to the Company supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Registration Statement will, as of the date the Proxy Statement/Registration Statement (or any amendment or supplement thereto) is first mailed to the Purchaser Shareholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser, Merger Sub or their respective Affiliates. For the avoidance of doubt, the Company makes no representations or warranty with respect to any projections, forecasts, estimates, budgets or other forward-looking information.

Section 4.29 No Additional Representations or Warranties. Except as provided in this Article IV, none of the Company nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Purchaser, Merger Sub or their respective Affiliates or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information, estimates, budgets, projections, forecasts, plans or other forward-looking information, or other materials or information (including the contents of any data room) provided to the Purchaser, Merger Sub or their respective Affiliates or any other Person.

Article V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

Except as set forth in any Purchaser SEC Reports filed or submitted on or prior to the date hereof, the Purchaser and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

Section 5.01 Organization and Standing.

(a) As of the date hereof, the Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. As of the Closing, the Purchaser will be a Delaware corporation duly domesticated, validly existing and in good standing under the DGCL. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of the Cayman Purchaser Articles as currently in effect. The Purchaser is, and at all times has been, in compliance in all material respects with the provisions of the Cayman Purchaser Articles.

(b) Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. Merger Sub is, and at all times has been, in compliance in all material respects with the provisions of its Organizational Documents.

Section 5.02 Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Purchaser Shareholder Approval. The execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly, validly and unanimously authorized and approved by the boards of directors of the Purchaser and Merger Sub, and (b) other than the Purchaser Shareholder Approval, no other corporate proceedings on the part of the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Sub are a party shall be when delivered, duly and validly executed and delivered by the Purchaser or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser or Merger Sub, as applicable, enforceable against the Purchaser or Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

Section 5.03 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Purchaser or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser or Merger Sub of the Transactions, other than (a) pursuant to the HSR Act or any other Antitrust Laws, (b) filing of the Certificate of Merger in accordance with the DGCL, (c) any filings required with the Applicable Exchange or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to be, individually or in the aggregate, material to Purchaser or Merger Sub.

Section 5.04 Non-Contravention. The execution and delivery by each of the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser and Merger Sub of the Transactions, and compliance by the Purchaser and Merger Sub with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of their respective Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.03 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or Merger Sub or any of its properties or assets, (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (viii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, material Contract, or (d) result in the creation of any Lien upon any of the properties or assets (other than any Permitted Liens) or capital stock or other equity interests of the Purchaser or Merger Sub, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to be, individually or in the aggregate, material to Purchaser or Merger Sub.

Section 5.05 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Purchaser is divided into (i) 200,000,000 Purchaser Class A Ordinary Shares, of which 18,492,875 are issued and outstanding, (ii) 20,000,000 Purchaser Class B Ordinary Shares, par value $0.0001 per share, of which 5,750,000 shares are issued and outstanding, and (iii) 1,000,000 preference shares, par value $0.0001 per share, of which no shares are issued and outstanding. All of the issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Cayman Purchaser Articles or any Contract to which the Purchaser is a party. None of the issued and outstanding Purchaser Ordinary Shares have been issued in violation of any applicable securities Laws.

(b) Subject to the terms and conditions of the Warrant Agreement, in connection with the Domestication, the Cayman Purchaser Warrants will be converted into Domesticated Purchaser Warrants, which will be exercisable after giving effect to the Transactions for one (1) share of Domesticated Purchaser Common Stock at an exercise price of $11.50 per share. As of the date of this Agreement, 8,961,438 Cayman Purchaser Warrants, consisting of 8,625,000 Cayman Purchaser Public Warrants and 336,438 Cayman Purchaser Private Placement Warrants are issued and outstanding. All outstanding Cayman Purchaser Warrants are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Cayman Purchaser Articles or any Contract to which the Purchaser is a party. None of the outstanding Cayman Purchaser Warrants have been issued in violation of any applicable securities Laws.

(c) As of the date hereof, other than (i) the Cayman Purchaser Warrants and (ii) the Purchaser Class B Ordinary Shares, there are (A) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Purchaser Ordinary Shares or any other capital share or equity interests of Purchaser, or any other Contracts to which the Purchaser is a party or by which the Purchaser is bound obligating the Purchaser to issue or sell any shares of, or other equity interests in or debt securities of, the Purchaser, and (B) no equity equivalents, share appreciation rights, phantom share ownership interests or similar rights in the Purchaser.

(d) Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of Purchaser.

(e) No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(f) Since the date of formation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

(g) Purchaser owns all of the equity interests in Merger Sub. No other equity interests or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding equity interests of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Organizational Documents or any Contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any of its equity interests or any equity capital of Merger Sub. There are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for equity interests of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, or other equity interests in or debt securities of, Merger Sub, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 5.06 SEC Filings and Purchaser Financials.

(a) The Purchaser has, since the IPO, filed all prospectuses, forms, reports, schedules, statements and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Purchaser SEC Reports”) and will have filed all such forms, reports, schedules, statements and other documents (except for the Proxy Statement/Registration Statement and any other forms reports, schedules, statements and other documents filed or furnished with respect to the Transactions) required to be filed on or subsequent to the date of this Agreement through the Closing Date (the “Additional Purchaser SEC Reports”). All of the Purchaser SEC Reports, Additional Purchaser SEC Reports, any correspondence from or to the SEC or the Applicable Exchange (other than such correspondence in connection with the IPO of the Purchaser) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) The Purchaser SEC Reports were, and the Additional Purchaser SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Reports did not, and the Additional Purchaser SEC Reports will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of Purchaser has filed with the SEC on a timely basis all statements required with respect to Purchaser by Section 16(a) of the Exchange Act and the rules and regulations thereunder. Each of the Public Certifications are, or will be, true and correct as of their respective dates of filing. As used in this Section 5.06(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the Applicable Exchange.

(c) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Purchaser SEC Reports will fairly present, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Purchaser as of the respective dates, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d) The Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Reports. No financial statements other than those of the Purchaser and Merger Sub are required by GAAP to be included in the financial statements of the Purchaser.

(e) The issued and outstanding Cayman Purchaser Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PLMKU.” The issued and outstanding Purchaser Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PLMK.” The issued and outstanding Cayman Purchaser Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PLMKW.” The Purchaser is a listed company in good standing with Nasdaq. There is no action or proceeding pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or the Cayman Purchaser Public Warrants or terminate the listing of the Purchaser on Nasdaq. Except in connection with the Transactions, none of the Purchaser or any of its Affiliates has taken any action attempting to terminate the registration of the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or Cayman Purchaser Public Warrants under the Exchange Act.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial officer by others within the entity, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in to perform the functions for which they were established, including timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act. Since the consummation of the IPO, the Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the financial statements included in the Purchaser SEC Reports for external purposes in accordance with GAAP.

Section 5.07 Absence of Certain Changes. As of the date of this Agreement, the Purchaser has, since the date of its formation (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities that are administrative and immaterial in nature, (b) not been subject to a Purchaser Material Adverse Effect, and (c) neither Purchaser nor Merger Sub has taken any action that would require the consent of the Company if taken after the date of this Agreement and prior to the Closing pursuant to Section 6.03. Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 5.08 Undisclosed Liabilities. There is no liability, debt or obligation of or claim or judgment against Purchaser (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for Liabilities and obligations (a) reflected or reserved for in the most recent balance sheet included in the Purchaser SEC Reports or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Purchaser SEC Reports in the ordinary course of business of Purchaser (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (c) incurred in connection with the Transactions, (d) that constitute Purchaser Transaction Costs or (e) which would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Purchaser. Merger Sub has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Documents to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.09 Compliance with Laws. Each of the Purchaser and Merger Sub is, and has since its formation been, in material compliance with all Laws applicable to it and the conduct of its business. Since the date of the formation of the Purchaser, neither the Purchaser nor Merger Sub has received written notice alleging any violation of applicable Law, Orders or Permits in any material respect by the Purchaser or Merger Sub, and to the Knowledge of the Purchaser, no charge, claim, assertion or Legal Proceeding of any material violation of any Law, Orders or Permit by the Purchaser or Merger Sub is currently threatened.

Section 5.10 Legal Proceedings; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Legal Proceeding to which the Purchaser or Merger Sub is subject which would reasonably be expected to have a Purchaser Material Adverse Effect or that would have a material adverse effect on the ability of the Purchaser to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no Legal Proceeding that the Purchaser or Merger Sub has pending against any other Person. Neither the Purchaser, nor Merger Sub, is subject to any Orders of any Governmental Authority, nor are any such Orders pending. Each of the Purchaser and Merger Sub holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.11 Taxes and Returns.

(a) The Purchaser (i) has filed, or caused to be filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and (ii) has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The Purchaser has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) Purchaser has not received a written notification of any claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending, or to the Knowledge of the Purchaser, threatened against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claim, deficiency or assessment against the Purchaser. Purchaser is not currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(e) The Purchaser has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending, other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(f) The Purchaser will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received prior to the Closing; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to Closing; or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority relating to Taxes entered into prior to Closing.

(g) The Purchaser has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law, including, for greater certainty, sections 237.3 to 237.5 of the Tax Act).

(h) The Purchaser has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Purchaser does not have any Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreements or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(i) The Purchaser has not requested, and is not the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(j) The Purchaser has not knowingly taken any action, nor is it aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for its Intended Tax Treatments.

Section 5.12 Properties. Neither the Purchaser, nor Merger Sub, owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Neither the Purchaser, nor Merger Sub own or lease any real property or material Personal Property.

Section 5.13 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14 Contracts. Except as set forth in the Cayman Purchaser Articles or Merger Sub’s Organizational Documents or publicly filed with the SEC, neither Purchaser nor Merger Sub is subject to any agreement, commitment, exclusive license, judgment, injunction, order or decree that prohibits or materially impairs, or could reasonably be expected to prohibit or materially impair, their business practices, acquisitions of property or conduct of business.

Section 5.15 Trust Account. As of the date of this Agreement, Purchaser has at least $179,200,000 in the Trust Account, such monies held in cash or invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement (the “Trust Agreement”), dated as of January 14, 2025, between Purchaser and Continental, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate or that would entitle any Person (other than Purchaser Shareholders who shall have properly elected to redeem their Purchaser Class A Ordinary Shares pursuant to the Cayman Purchaser Articles and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Since January 16, 2025, the Purchaser has not released any money from the Trust Account, and prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to the Redemption of Purchaser Class A Ordinary Shares properly submitted in connection with a Purchaser Shareholder vote to amend the Cayman Purchaser Articles to (A) modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Purchaser Class A Ordinary Shares if it has not consummated an initial business combination within the prescribed window or (B) with respect to any other material provisions related to Purchaser Shareholder rights or pre-initial business combination activity. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Purchaser and is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no claims or proceedings pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Purchaser to dissolve or liquidate pursuant to the Cayman Purchaser Articles shall terminate, and as of the Closing, Purchaser shall have no obligation whatsoever pursuant to the Cayman Purchaser Articles to dissolve and liquidate the assets of Purchaser by reason of the consummation of the Transactions. To the Knowledge of Purchaser, as of the date hereof, following the Closing, no Purchaser Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser Shareholder is exercising their option to redeem Purchaser Class A Ordinary Shares in connection with the Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser on the Closing Date.

Section 5.16 Finders and Brokers. Other than Cohen & Company Securities, LLC, acting through its Cohen & Company Capital Markets division, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, including any deferred underwriting commissions, in connection with the Transactions based upon arrangements made by the Purchaser, Merger Sub or any of their Affiliates.

Section 5.17 Certain Business Practices.

(a) None of the Purchaser, Merger Sub or to the Knowledge of Purchaser or Merger Sub any of their Representatives acting on behalf of the Purchaser or Merger Sub, has unlawfully offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances the Purchaser, Merger Sub or the Representative thereof knew, or reasonably would have known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official of employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office, in each case in violation of any Anti-Bribery Laws. None of Purchaser, Merger Sub or, to the Knowledge of Purchaser or Merger Sub, any of their respective Representatives acting on their behalf has directly or indirectly and in violation of applicable Law offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to any customer, supplier, or other Person who is or may be in a position to assist or hinder Purchaser or Merger Sub in connection with any actual or proposed transaction for the purpose of influencing any act or decision of such customer, supplier, or other Person to obtain or retain business or direct business to any Person. To the Knowledge of the Purchaser, none of the Purchaser, Merger Sub or any Representative thereof has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. To the Knowledge of the Purchaser, none of the Purchaser, Merger Sub or any Representative thereof has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws. The Purchaser has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(b) The operations of the Purchaser and Merger Sub are and have been conducted at all times in the previous three (3) years in material compliance with Sanctions Laws and in material compliance with International Trade Laws and money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving the Purchaser or Merger Sub with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser, Merger Sub, or any of their respective directors or officers nor, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser or Merger Sub is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the SDN List maintained by OFAC), (ii) otherwise the subject or target of any U.S. sanctions administered by OFAC, (iii) located, organized or resident in any Sanctioned Jurisdiction, or (iv) owned, directly or indirectly, individually or in the aggregate, 50% or more by any of the foregoing.

(d) The Purchaser and Merger Sub have maintained in place and implemented controls and systems designed to ensure compliance with economic sanctions administered and maintained by the U.S. government.

(e) Neither the Purchaser nor Merger Sub has directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (x) of any Person currently the subject or target of U.S. sanctions administered by the U.S. government, or (y) in any other manner that would constitute a violation of, any U.S. sanctions administered by U.S. government.

Section 5.18 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, Purchaser or Merger Sub expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection to the Transactions shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided that, if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Purchaser and Merger Sub make no representations, warranties or covenants with respect to any information supplied by or on behalf of the Company or their respective Affiliates.

Section 5.19 Interest in Competitors. Neither Purchaser, nor any entity within the same person as Purchaser, nor any of Purchaser’s associates or affiliates hold any interest of 5% or more of the voting securities or non-corporate interests in any person or entity that owns, controls, or operates lithium reserves, lithium extraction facilities, or potash, polymetallics, or critical minerals reserves, mines, or processing facilities. As used in this Section 5.19, the terms “person,” “associate,” “entity,” “voting securities,” “non-corporate interests,” and “hold” have the same meanings ascribed to such terms under the HSR Act and accompanying Rules.

Section 5.20 Independent Investigation. The Purchaser and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser and Merger Sub acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Transactions, they have relied solely upon their own investigation and the express representations and warranties of the Company expressly set forth in Article IV of this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to Purchaser or Merger Sub pursuant hereto, and the information provided by or on behalf of the Company for the Proxy Statement/Registration Statement; and (b) neither the Company, nor its Representatives have made any representation or warranty as to Company, or this Agreement, including with respect to the accuracy or completeness of any information provided to Purchaser in the electronic data room, in any projections, or otherwise, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Letter) or in any certificate delivered to Purchaser or Merger Sub pursuant hereto. Without limiting the foregoing, the Purchaser and Merger Sub acknowledge that the Purchaser and Merger Sub or their advisors, have made their own investigation of the Company and, except as expressly provided in Article IV, are not relying on any (a) representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company as conducted after the Closing, or (b) representation or warranty as contained in any materials provided by the Company or any of their respective Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Section 5.21 No Additional Representation or Warranties. Except as provided in this Article V, none of the Purchaser, Merger Sub, any their respective Affiliates, or any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or their Affiliates.

Article VI

COVENANTS

Section 6.01 Access and Information; Cooperation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 or the Closing (the “Interim Period”), subject to Section 6.16, the Company shall give, and shall cause its respective Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours, upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments and books and records of the Company, and shall use its and their commercially reasonable efforts to furnish Purchaser and its Representatives with all financial and operating data and other information concerning the affairs of the Company that are in the possession of the Company, in each case as the Purchaser or its Representatives may reasonably request; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to Purchaser or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any Trade Secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (C), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), (ii) if the Company, on the one hand, and Purchaser or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto, or (iii) if such information relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto. For the avoidance of doubt, the Purchaser or any of its Representatives shall not be permitted to perform any environmental sampling at the properties of the Company, including any invasive, intrusive or subsurface sampling or testing of any media without the consent of the Company, in its reasonable discretion.

(b) During the Interim Period, subject to Section 6.16, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments and books and records, of the Purchaser or its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish the Company and its Representatives with all financial and operating data and other information concerning the affairs of the Purchaser and its Subsidiaries that are in the possession of the Purchaser or its Subsidiaries, in each case as the Company or its Representatives may reasonably request; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Purchaser is subject, (B) violate any legally-binding obligation of the Purchaser with respect to confidentiality, non-disclosure or privacy or (C) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (B), the Purchaser shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the Purchaser, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

(c) During the Interim Period, each of the Company and the Purchaser shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (including, in connection with any PIPE Investment), including, (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Purchaser, or their respective Representatives.

Section 6.02 Conduct of Business of the Company.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law or any Governmental Authority, as set forth on Schedule 6.02(b) or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business, (ii) maintain the existing relations and goodwill of the Company with the Company’s customers, suppliers, distributors and creditors, and (iii) preserve intact, in all material respects, its business.

(b) Without limiting the generality of Section 6.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Pre-Closing Reorg), as required by applicable Law or any Governmental Authority, or as set forth on Schedule 6.02(b), during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except for (A) any equity subject to Company Options or Company Restricted Share Awards outstanding as of the date hereof or amended in compliance with this Section 6.02(b) or (B) the Interim Period Option Issuance;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except as may be required (A) pursuant to the Company Certificate of Incorporation or the Organizational Documents of the Company, (B) pursuant to the terms of any warrant, option or profits interest award outstanding as of the date hereof, or (C) in connection with the Interim Period Option Issuance;

(iv) incur, create, assume or otherwise become liable for any additional Indebtedness (directly, contingently or otherwise) for borrowed money in excess of $1,000,000;

(v) (A) grant any severance, retention, change in control or termination or similar pay, (B) terminate, adopt, enter into or materially amend or grant any new awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof (except for the Interim Period Option Issuance), (C) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, (D) take any action to materially amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries other than as provided under this Agreement, (E) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base cash compensation in excess of $200,000, (F) terminate the employment or engagement of any employee or individual independent contractor with an annual base cash compensation in excess of $200,000 other than for cause, or (G) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

(vi) enter into or amend or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of the Company as the bargaining representative for any employees of the Company;

(vii) (A) make, change or rescind any material election relating to Taxes, (B) commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to a material amount of Taxes, (C) file any amended income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of a material amount of Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income Taxes or other material Taxes may be issued or in respect of any income Taxes or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Company, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes, or (I) fail to pay any material amount of Taxes when due;

(viii) knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Transactions from qualifying for its Intended Tax Treatment;

(ix) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of the Company in or to any Owned Intellectual Property, or otherwise amend or modify, permit to lapse or fail to preserve any Company Registered IP (except where the Company has reasonably determined that a decision to not continue to prosecute an item of Company Registered IP is in the best interests of the Company), or disclose, divulge, furnish to or make accessible to any Person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any Trade Secrets constituting Owned Intellectual Property;

(x) terminate or assign any Company Material Contract or any material Company Real Property Lease or enter into any Contract that would be a Company Material Contract or material Company Real Property Lease, in any case outside of the ordinary course of business consistent with past practice;

(xi) enter into any new line of business or establish any Subsidiary in connection therewith;

(xii) fail to use commercially reasonable efforts to keep in force Insurance Policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to the Company, any material insurance policy insuring the Company;

(xiii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $1,000,000 (individually or in the aggregate);

(xv) effect any mass layoff or plant closing at any of its facilities that triggers the notice obligations under the Worker Adjustment and Retraining Notification Act of 1988;

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, outside the ordinary course of business consistent with past practice, except pursuant to any Contract in existence as of the date hereof which has been disclosed in writing or in the data room to the Purchaser;

(xvii) except as required pursuant to Contract in effect on the date hereof, make any capital expenditures outside of the ordinary course of business consistent with past practice in excess of $500,000 (individually for any project) or $1,000,000 (in the aggregate);

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xx) enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice, and other than in connection with the Interim Period Option Issuance);

(xxii) (A) limit the right of the Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case of clause (A) and (B), except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Company;

(xxiii) authorize or agree to do any of the foregoing actions.

Notwithstanding clauses (ix), (x), and (xxi) above, the Company may, with prompt written notice to Purchaser: (A) enter into non-material amendments to existing agreements and immaterial IP licenses in the ordinary course of business consistent with past practice; (B) terminate or replace agreements that are not Material Contracts and do not involve annual payments exceeding $100,000; and (C) enter into de minimis related party transactions not exceeding $50,000 in the aggregate.

Notwithstanding the foregoing, nothing contained in this Agreement will give the Purchaser, directly or indirectly, rights to control or direct the business or operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement and subject to the Purchaser’s rights set forth herein, complete control and supervision over its business, assets and operations.

Section 6.03 Conduct of Business of the Purchaser.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law or any Governmental Authority, or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall, and shall cause Merger Sub to, use its commercially reasonable efforts to (i) conduct its business, in all material respects, in the ordinary course of business, and (ii) preserve intact, in all material respects, its business. Notwithstanding anything to the contrary in this Section 6.03, nothing in this Agreement shall prohibit or restrict the Purchaser from extending, in accordance with the Cayman Purchaser Articles and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”) or entering into Non-Redemption Agreements in connection therewith or with any other shareholder meetings of Purchaser, and no consent of any other party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or as contemplated by any PIPE Investment or the Bridge Note), as required by applicable Law or any Governmental Authority, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause Merger Sub not to:

(i) amend, waive or otherwise change, in any material respect, the Cayman Purchaser Articles or the Merger Sub;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) except for (A) Indebtedness necessary to effectuate the Domestication, (B) Indebtedness necessary in connection with any Extension, (C) Indebtedness to provide working capital to the Purchaser through the Interim Period (including payables incurred but not yet paid by the Purchaser as reported in the Purchaser’s SEC Reports), and (D) Indebtedness incurred in the ordinary course of business consistent with past practice, incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Purchaser, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(v) (A) make, change or rescind any material election relating to Taxes, (B) commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating a to material amount of Taxes, (C) file any amended income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of a material amount of Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income Taxes or other material Taxes may be issued or in respect of any income Taxes or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to Purchaser, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes or (I) fail to pay any material amount of Taxes when due;

(vi) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the relevant portions of the Merger from qualifying for their respective Intended Tax Treatments;

(vii) amend, waive or otherwise change the Trust Agreement;

(viii) terminate, waive or assign any material right under any material Contract of the Purchaser or any Contract with any broker, finder, financial advisor or investment banker, or make any discretionary payments under any such Contract;

(ix) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person;

(x) establish any Subsidiary;

(xi) engage in any activities or business, other than activities or business (A) currently conducted by the Purchaser or Merger Sub as of the date of this Agreement, (B) in connection with or incident to Purchaser’s or Merger Sub’s organization, incorporation, or continuing corporate existence, or (C) that are administrative and immaterial in nature;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or Merger Sub) not in excess of $500,000 (individually or in the aggregate);

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xvi) make capital expenditures (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Transactions);

(xviii) except as necessary to effectuate the Domestication, amend the Purchaser’s Organizational Documents in connection with any Extension, and to provide working capital to the Purchaser during the Interim Period (including for such payables as have been incurred but not paid by the Purchaser as reported in the Purchaser SEC Reports), voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses incurred in connection with the consummation of Transactions, including legal or accounting (including any PIPE Investment or any Bridge Note)) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.03;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xx) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of Purchaser; or

(xxi) authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement will give the Company, directly or indirectly, rights to control or direct the business or operations of the Purchaser prior to the Closing. Prior to the Closing, the Purchaser shall exercise, consistent with the terms and conditions of this Agreement and subject to the Company’s rights set forth herein, complete control and supervision over its business, assets and operations.

Section 6.04 Annual and Interim Financial Statements. As soon as reasonably practicable following the date of this Agreement, but in no event later than May 15, 2026, the Company shall deliver to the Purchaser audited balance sheet and statement of operations, comprehensive loss, stockholders’ equity and cash flows of the Company as of and for the years ended December 31, 2024 and 2025, together with the auditor’s reports thereon and which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (including pro forma financial information) in such form as required by the applicable rules and regulations of the SEC and which have been reviewed or audited, as applicable, in accordance with GAAP and PCAOB standards (collectively, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Company Financials” for the purposes of this Agreement. In addition, as soon as reasonably practicable following the date of this Agreement, but in no event later than June 1, 2026, the Company shall deliver to the Purchaser unaudited financial statements of the Company as of and for the quarter year ended March 31, 2026, unaudited balance sheet of the Company as of such date and the related unaudited income statement, and statement of cash flows for the fiscal quarter then ended (including pro forma financial information) (the “Interim Financial Statements”). Following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy Statement/Registration Statement (including pro forma financial information) that occurs prior to the Closing Date, the Company shall deliver as promptly as reasonably practicable, any financial statements of the Company that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Proxy Statement/Registration Statement (including pro forma financial information) (such audited or unaudited financial statements, the “Additional Financial Statements”). The representations and warranties set forth in Section 4.06 shall be deemed to apply to such PCAOB Financial Statements, the Interim Financial Statements and the Additional Financial Statements with the same force and effect as if made as of the date of this Agreement.

Section 6.05 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Class A Ordinary Shares and the Cayman Purchaser Public Warrants on the Applicable Exchange; provided, that the Parties acknowledge and agree that (i) if Purchaser fails to timely file any public filing with the SEC, such failure shall not be a breach of this Section 6.05 provided such public filing is made before the effectiveness of the Registration Statement or the earlier termination of this Agreement pursuant to Section 8.01(e) (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Transactions and (ii) from and after the Closing, the Parties intend to list on the Applicable Exchange only the Domesticated Purchaser Common Stock and the Domesticated Purchaser Warrants.

Section 6.06 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Subsidiaries, a transaction or a series of transactions (other than the Transactions) concerning the sale (whether directly or indirectly) of (x) five percent (5%) or more of the business or assets of the Company, or (y) five percent (5%) or more of any class of shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction (other than with respect to any purchases of equity securities by the Company from employees of the Company or its Subsidiaries), and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the Transactions) concerning a business combination.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

(c) Each Party shall notify the other Parties as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 6.07 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and the Applicable Exchange promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not, it shall cause its Subsidiaries not to, and it shall instruct its other Affiliates and Representatives not to, purchase or sell any securities of the Purchaser (unless otherwise explicitly contemplated in this Agreement), communicate such information to any third party (other than (x) to Persons for the purpose of seeking consents related to the Transactions or (y) Persons subject to confidentiality restrictions in favor of the Company), take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.08 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging: (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; or (c) becomes aware of the commencement or threat, in writing, of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates, in each case, with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. In the event that any litigation related to this Agreement, any Ancillary Documents or the Transactions is brought, or, to the Knowledge of the Parties, respectively, threatened, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, respectively, by a third party prior to the Closing, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status thereof. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.09 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 6.09(a), to the extent required under the HSR Act any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (except that any fees or other amounts charged by any Governmental Authorities relating to such filings or applications by the Company or the Purchaser under Antitrust Laws will be paid by the Company and borne 50% by the Company as a Company Transaction Cost and 50% by the Purchaser as a Purchaser Transaction Cost), with respect to the Transactions as promptly as practicable (but in any event within thirty (30) Business Days after the date hereof, except as mutually agreed otherwise by the Parties), to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act or any other Antitrust Laws and obtaining any approval required under any other Antitrust Laws; provided, that neither Party shall extend any waiting period under the HSR Act or comparable period under any other Antitrust Laws or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period without the prior written consent of the other Parties. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any material communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and unless prohibited by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. The Parties agree that any written materials of such Party (including without limitation any notification and report forms filed under the HSR Act concerning the Transactions) may be redacted or disclosed for outside counsel only, as necessary to comply with contractual arrangements and as necessary to address reasonable privilege or confidentiality concerns, in each event prior to sharing such materials with another Party.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities any notices or requests for approval, to the extent required, of the Transactions and shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions, as applicable. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any objections are asserted with respect to the Transactions under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions, including in order to resolve such objections or Legal Proceedings which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. Notwithstanding the foregoing, nothing in this Agreement, including this Section 6.09, requires Purchaser or any of its Affiliates to (i) propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, license or other disposition of any assets or businesses of the Purchaser, the Company, or any of their respective Affiliates; (ii) otherwise take or commit to take any actions that after the Closing Date would limit Purchaser’s or its Affiliates freedom of action with respect to, or its ability to retain, one or more of its businesses, product lines or assets, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other legal requirement in any suit or other Legal Proceeding; (iii) propose, accept, agree to, or effect any requirements, restrictions or limitations on the conduct of the business of the Purchaser, the Company, or any of their respective Affiliates; or (iv) pursue, commence, defend, or otherwise engage in any Legal Proceeding against any Governmental Authority or other Person.

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, Purchaser (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the Purchaser Shareholders pursuant to the Redemption, (2) pay the amounts due to the underwriters of Purchaser’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement, (3) pay the amounts due to the Sponsor, directors and officers of the Purchaser as repayment of unpaid Purchaser liabilities, (4) pay the Purchaser Transaction Costs and the Company Transaction Costs, (5) pay all income tax or other tax obligations of Purchaser prior to the Closing, and (6) pay all remaining amounts then available in the Trust Account to Purchaser for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as expressly provided in the Trust Agreement.

Section 6.11 Tax Matters.

(a) The Parties hereby agree and acknowledge that, for U.S. federal, and applicable state and local, income Tax purposes, it is intended that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments, and that this Agreement constitutes, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. No Party shall knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action, if such action or failure to act, as the case may be, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments. The Parties hereby agree to file all Tax Returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority.

(b) Notwithstanding anything to the contrary herein, if the SEC requires that a Tax opinion be prepared and submitted in connection with the Proxy Statement/Registration Statement and any other filings to be made with the SEC in connection with the Transactions, whether as an exhibit to the Proxy Statement/Registration Statement or otherwise, and if such a Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such counsel, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such Party and such counsel dated as of the date requested by such counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, that, notwithstanding anything herein to the contrary, nothing in this Agreement shall require (x) any counsel to the Company or its advisors to provide an opinion with respect to any Tax matters relating to or affecting Purchaser or the Purchaser Shareholder, including that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments and (y) any counsel to Purchaser or its advisors to provide an opinion with respect to any Tax matters relating to or affecting the Company or the holders or beneficial owners of Company Securities, including that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments; provided, further, that neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the Merger (“Transfer Taxes”) shall be borne and paid by the Company. The Company shall, at its own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes and, if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation. Notwithstanding anything to the contrary contained herein, Purchaser shall pay all Transfer Taxes required to be paid in connection with the Domestication, Sponsor Share Conversion, Redemption, and Merger (including, for the avoidance of doubt, any Taxes pursuant to Section 4501 of the Code in connection with the Redemptions).

(d) Each of the Parties shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing holders of Purchaser securities information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Purchaser’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

Section 6.12 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to otherwise effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement.

Section 6.13 Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt by the Purchaser of the PCAOB Financial Statements, the Interim Financial Statements and any other audited or unaudited financial statements of the Company that are required by applicable Law to be included in the Proxy Statement/Registration Statement, (x) the Purchaser and the Company shall jointly prepare and the Purchaser shall file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by the Purchaser or the Company) that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Purchaser Shareholders relating to the Purchaser Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Purchaser shall prepare (with the Company’s and its respective Representatives reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Domesticated Purchaser Common Stock issuable in connection with the Merger (collectively, the “Registration Statement Securities”). The filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement will be paid by the Company and borne 50% by the Company as a Company Transaction Cost and 50% by the Purchaser as a Purchaser Transaction Cost. Each of the Purchaser and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of the Purchaser and the Company agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Purchaser or the Company to any regulatory authority (including the Applicable Exchange) in connection with the Transactions (the “Offer Documents”).

(ii) To the extent not prohibited by Law, the Purchaser will advise the Company, reasonably promptly after the Purchaser receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Domesticated Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, the Purchaser shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Purchaser to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of the Purchaser and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Proxy Statement/Registration Statement will, at the time the Proxy Statement/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Purchaser Shareholders and at the time of the Purchaser Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Company, the Purchaser or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the Purchaser, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Proxy Statement/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Purchaser Shareholders.

(b) Purchaser Shareholder Approval. The Purchaser shall (a) as promptly as practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Purchaser Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of Purchaser Shareholders (the “Purchaser Shareholders’ Meeting”) in accordance with the Cayman Purchaser Articles and applicable Law, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its public shareholders with the opportunity to elect to effect a Redemption. The Purchaser shall, through its board of directors, recommend to the Purchaser Shareholders the (A) adoption and approval of this Agreement in accordance with applicable Law and applicable exchange rules and regulations, (B) approval of the Domestication, including the adoption of the Domesticated Purchaser Charter and the Domesticated Purchaser Bylaws, in each case, effective upon the filing of the Domesticated Purchaser Charter with the Secretary of State of the State of Delaware pursuant to Section 1.01, and any separate or unbundled advisory proposals as are required to implement the foregoing, (C) adoption of the Post-Closing Charter and the Post-Closing Bylaws, in each case, effective upon the filing of the Post-Closing Charter with the Secretary of State of the State of Delaware pursuant to Section 1.02(a), and any separate or unbundled advisory proposals as are required to implement the foregoing, (D) approval of the issuance of shares of Domesticated Purchaser Common Stock as required by Nasdaq Listing Rule 5635 or Section 312.03 of the NYSE Listed Company Manual, as applicable, (E) approval of the adoption by the Purchaser of the Equity Incentive Plan, (F) appointment of the director nominees in accordance with Section 6.17 of this Agreement, (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by the Purchaser and the Company to be necessary or appropriate in connection with the Transactions; and (I) adjournment of the Purchaser Shareholders’ Meeting to a later date or dates, if necessary or convenient, (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if the Purchaser determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Domestication, the Merger or any other Transaction (such proposals in (A) through (H), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The board of directors of Purchaser shall not withdraw, amend, qualify or modify its recommendation to the Purchaser Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Purchaser Shareholders described in the Background section hereof, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) the Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) the Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) the Purchaser agrees that if the Purchaser Shareholder Approval shall not have been obtained at any such Purchaser Shareholders’ Meeting, then the Purchaser shall promptly continue to take all such necessary actions, including the actions required by this Section 6.13(b), and hold additional Purchaser Shareholders’ Meetings in order to obtain the Purchaser Shareholder Approval provided that, without the consent of the Company, the Purchaser Shareholders’ Meeting may not be adjourned to a date that is more than fifteen (15) days after the date for which the Purchaser Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law).

Section 6.14 Equity Incentive Plan.

(a) The Purchaser and the Company shall use their commercially reasonable efforts to agree to a form of equity incentive plan that provides for grants of equity-based incentive of awards to eligible service providers of the Company (the “Equity Incentive Plan”), such agreement by either Party not to be unreasonably withheld, conditioned or delayed. If such Equity Incentive Plan is in agreed form prior to the effective date of the Registration Statement, the Purchaser shall, prior to the Closing Date, adopt such Equity Incentive Plan and submit it for approval of the Purchaser Shareholders at the Purchaser Shareholders’ Meeting. The Equity Incentive Plan shall have an initial share reserve equal to approximately ten percent (10%) of the Purchaser’s outstanding shares of common stock (on a fully diluted basis, and provided that the Exchanged Options and Exchanged RSAs shall count towards such initial share reserve), immediately following the Effective Time. The Equity Incentive Plan shall include an “evergreen” provision, pursuant to which, on the first day of each calendar year, commencing with the first calendar year following the year in which the Effective Time occurs, the number of shares reserved for issuance under the Equity Incentive Plan shall automatically increase by an amount equal to two and a half percent (2.5%) of the total number of shares of common stock of the Purchaser outstanding on such date (on a fully diluted basis), unless otherwise determined by the board of directors of the Purchaser following the Closing. The Equity Incentive Plan shall be administered by the board of directors and the Compensation Committee of the Purchaser, as applicable, which shall have the authority to determine the terms and conditions of all awards granted under the Equity Incentive Plan.

(b) Notwithstanding anything herein to the contrary, each of the Parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.14 are included for the sole benefit of the Purchaser and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of the Purchaser, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.15 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equityholders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the Transactions.

Section 6.16 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and its and their respective Representatives to, except to the extent otherwise consented to by Purchaser (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent, and (ii) in the event that the Company or any of its Affiliates or its or their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Purchaser Confidential Information, (A) provide the Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(a) and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.16(a) furnish only that portion of such Purchaser Confidential Information; provided, that, with respect to Purchaser Confidential Information constituting trade secrets under applicable Law and has been identified as such to the Company in writing prior to or promptly after its disclosure to the Company or its Representatives, such covenants shall apply for as long as such Purchaser Confidential Information constitutes a trade secret under applicable Law and continues to constitute Purchaser Confidential Information under this Agreement. In the event that this Agreement is terminated and the Transactions are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, its Affiliates and its and their respective Representatives shall be entitled to keep any records required by (w) applicable Law, (x) legal, fiduciary or professional obligation, (y) in accordance with written document retention policies and procedures and/or (z) contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) The Purchaser and Merger Sub hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and their Representatives to, except to the extent otherwise consented to by the Company: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser, Merger Sub or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose the Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information; provided that, with respect to Company Confidential Information constituting trade secrets under applicable Law and that has been identified as such to the Purchaser in writing prior to or promptly after its disclosure to the Purchaser or its Representatives, such covenants shall apply for as long as such Company Confidential Information constitutes a trade secret under applicable Law and continues to constitute Company Confidential Information under this Agreement. In the event that this Agreement is terminated and the Transactions are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser, Merger Sub and their respective Affiliates and Representatives shall be entitled to keep any records required by applicable Law or legal, fiduciary or professional obligation, in accordance with written document retention policies and procedures and/or contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, (y) the Purchaser, Merger Sub and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, and (z) no notice or further action shall be required in respect of disclosure of the Company Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over the Purchaser, Merger Sub or their respective Representatives in connection with routine regulatory examinations or pursuant to statutory requirements that are not targeted at the Company, the Transactions or the Company Confidential Information.

Section 6.17 Post-Closing Board of Directors and Executive Officers.

(a) At the Effective Time, the board of directors of the Purchaser (the “Post-Closing Board”) shall consist of five (5) directors, comprised as follows:

(i) four (4) directors designated by the Company prior to the Closing, at least two (2) of whom shall qualify as an “independent director” under Applicable Exchange rules, and each of whom shall be reasonably acceptable to the Purchaser, with one (1) such director serving as Chairman of the Post-Closing Board; and

(ii) one (1) director designated by the Purchaser prior to the Closing, who shall qualify as an “independent director” under Applicable Exchange rules, and who shall be reasonably acceptable to the Company.

(b) The composition of the Post-Closing Board shall satisfy the independence under applicable Law and the relevant rules and regulations of the Applicable Exchange such that a majority of the members of the Post-Closing Board will be independent under applicable Law and the relevant rules and regulations of the Applicable Exchange and other requirements of the Applicable Exchange or any other applicable U.S. national securities exchange on which the Purchaser’s securities are listed.

(c) The Parties shall take all necessary action, including causing the resignation of existing directors and the appointment of the individuals designated pursuant to this Section 6.17, so that the Post-Closing Board is constituted as set forth above as of the Effective Time.

(d) At or prior to the Closing, the Company, if requested, and the Purchaser shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and the Purchaser.

Section 6.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that for a period of six (6) years from the Closing Date, the Parties shall, and shall cause the Purchaser, Merger Sub and the Company to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of the Purchaser, Merger Sub and the Company, as the case may be, or who, at the request of the Parties, as the case may be, served as a director, officer, member, manager, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, limited liability company, trust, pension or other employee benefit plan, or other enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), of the Purchaser’s, Merger Sub’s and the Company’s Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Purchaser, Merger Sub or the Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the Parties shall, and shall cause the Purchaser, Merger Sub and the Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, the Purchaser shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.18 without limit as to time.

(b) At or prior to the Closing, the Company may obtain, at its own expense, a fully pre-paid, non-rescindable “tail” management liability insurance policy that will cover pre-Closing acts and omissions of each such Person that is a director, officer, or employee of the Company currently covered by a management liability insurance policy of the Company (the “Company D&O Tail”).

(c) At or prior to the Closing, the Purchaser shall obtain, at its own expense, a fully pre-paid, non-rescindable “tail” management liability insurance policy that will cover pre-Closing acts and omissions of each such Person that is a director, officer, or employee of the Purchaser currently covered by a management liability insurance policy of the Purchaser (the “Purchaser D&O Tail”).

(d) At or prior to the Closing, the Company shall obtain and maintain, at its own expense, going forward management liability insurance policies that cover any pre-Closing acts, errors, or omissions of each such Person that is a director, officer, or employee of the Purchaser or Merger Sub currently covered by a management liability insurance policy of the Purchaser and/or Merger Sub. If the Company is unable to procure quotes for such go-forward coverage reasonably in advance of Closing and present evidence of binding of such to Purchaser at Closing, then Company shall obtain, at its own expense, fully pre-paid, non-rescindable six year “tail” management liability insurance for Purchaser and Merger Sub’s management liability insurance policies, that covers any pre-Closing acts, errors, or omissions of each such Person that is a director, officer, or employee of the Purchaser or Merger Sub currently covered by a management liability insurance policy of the Purchaser and/or Merger Sub.

(e) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Purchaser or the Company, any other indemnification arrangement, any Law or otherwise. No right or remedy herein conferred by this Section 6.18 is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity, under contract or otherwise. The assertion of any right or remedy under this Section 6.18, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy. Purchaser, Merger Sub, and the Company each acknowledge that the D&O Indemnified Parties have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons (collectively, “Other Indemnitors”). Purchaser, Merger Sub, and the Company each agree that, with respect to any advancement or indemnification obligation owed, at any time, to a D&O Indemnified Party by Purchaser, the Company or any Other Indemnitor, whether pursuant to any Organizational Document or other document or agreement and/or pursuant to this Section 6.18 (any of the foregoing, an “Indemnification Obligation”), and, after the Closing, Purchaser shall, and shall cause the Company to, in all cases subject to the terms and limitations of the relevant Indemnification Obligation, (i) be the indemnitors of first resort (i.e., Purchaser’s and the Company’s obligations to a D&O Indemnified Party shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any D&O Indemnified Party shall be secondary) and (ii) advance, all reasonable expenses to the extent legally permitted and as required by the terms of the relevant Indemnification Obligations, without regard to any rights that a D&O Indemnified Party may have against the Other Indemnitors. Furthermore, Purchaser and the Company irrevocably waive, relinquish and release the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the D&O Indemnified Parties must seek expense advancement, reimbursement or indemnification from any Other Indemnitor before the Company or Purchaser must perform its expense advancement, reimbursement and Indemnification Obligations under this Agreement. Purchaser hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of a D&O Indemnified Party with respect to any claim for which a D&O Indemnified Party has sought indemnification from Purchaser or the Company shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such D&O Indemnified Party against Purchaser or the Company, and Purchaser and the Company shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such D&O Indemnified Party to the extent such amounts would have otherwise been payable by Purchaser or the Company under any Indemnification Obligation.

(f) The obligations of the Purchaser and the Company under this Section 6.18(b) shall not be terminated or modified after the Closing in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.18 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.18.

(g) If the Purchaser or, after the Closing, the Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or the Company, as applicable, assume the obligations set forth in this Section 6.18.

Section 6.19 PIPE Investment and Bridge Note.

(a) Each of the Purchaser and the Company shall use its reasonable best efforts to satisfy or cause to be satisfied the conditions of the closing obligations contained in any PIPE Subscription Agreements and consummate the transactions contemplated thereby, including using its reasonable best efforts to enforce its rights, as applicable, under such PIPE Subscription Agreements to cause the other parties to such PIPE Subscription Agreement, as applicable, to pay to (or as directed by) the Purchaser the applicable purchase price under such PIPE Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by each of the Purchaser and the Company, neither the Purchaser nor the Company shall, following execution of any PIPE Subscription Agreement, amend, modify, supplement, waive or terminate, or agree or provide consent to amend, modify, supplement, waive or terminate (the approval from the Purchaser or the Company, not to be unreasonably withheld, conditioned or delayed), any provision or remedy under, or any replacement of, such PIPE Subscription Agreement, other than, in each case, any assignment or transfer contemplated in such PIPE Subscription Agreement or expressly permitted by such PIPE Subscription Agreement (without any further amendment, modification or waiver to such assignment or transfer provision). Each of the Purchaser and the Company, as applicable, shall give the other party prompt written notice: (a) of the receipt of any request from any other party to any PIPE Subscription Agreement for an amendment to, modification of, supplement to, waiver under or termination of such PIPE Subscription Agreement; (b) of any breach or default to the Knowledge of such Party that (or any event or circumstance that, to the Knowledge of such party, with or without notice, lapse of time or both) would give rise to any breach or default, by any party to any PIPE Subscription Agreement; (c) of the receipt by such Party of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any PIPE Subscription Agreement by another party to such PIPE Subscription Agreement; and (d) if such Party does not expect to receive all or any portion of the applicable purchase price under any PIPE Subscription Agreement in accordance with its terms.

(b) Purchaser shall use reasonable best efforts to, within 5 Business Days following the date that the Purchaser receives the Material Consents, deliver to the Company binding subscription agreements executed by investors with respect to a convertible note financing (the “Bridge Note Financing”), on terms and conditions to be mutually agreed by Purchaser and the Company, for an aggregate principal amount of at least $10,000,000, which shall be funded on the delivery of such executed subscription agreements; provided, however, that for the sole purpose of Article VIII, a failure to so fund shall not be deemed a breach by Purchaser of this Section 6.19(b) if Purchaser funds, or causes to be funded, at least $10,000,000 within ten (10) days after the delivery of such executed subscription agreements.

(c) Purchaser shall use reasonable best efforts to secure PIPE Subscription Agreements with PIPE Investors, which shall be funded prior to or at the Closing. At the Closing, the Sponsor shall fund, or cause investors to fund, at least $15,000,000 in the PIPE Investment on the same terms as the PIPE Subscription Agreements.

Section 6.20 Redemption. In connection with the Purchaser Shareholders’ Meeting, the Purchaser agrees that it shall provide the holders of Purchaser Class A Ordinary Shares the opportunity to elect at least two (2) Business Days prior to the Purchaser Shareholders’ Meeting to have their Purchaser Class A Ordinary Shares redeemed for cash, as required by the Cayman Purchaser Articles, in the Redemption. Subject to receipt of the Purchaser Shareholder Approval, the Purchaser shall, at the Effective Time, carry out the Redemption by using the proceeds then held in the Trust Account to redeem the Purchaser Class A Ordinary Shares of holders who have properly exercised their right to redemption in accordance with the Cayman Purchaser Articles and the Domesticated Purchaser Charter.

Section 6.21 Adoption of Proxy Statement/Registration Statement. Within one (1) Business Day after the Closing Date, the post-Domestication Purchaser, as the successor to the pre-Domestication Purchaser, shall file a post-effective amendment to the Proxy Statement/Registration Statement pursuant to Rule 414(d) of the Securities Act.

Section 6.22 Company Stockholder Approval. As promptly as reasonably practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, the board of directors of the Company shall (i) obtain the Company Stockholder Approval by written consent of the Company Stockholders or, if required by the Company’s Organizational Documents or the DGCL, at a meeting of the Company’s Stockholders, in each case in accordance with the Company’s Organizational Documents and the DGCL, and (ii) deliver evidence of such approval to the Purchaser. The Company has, as of the date hereof, through its board of directors, recommended to the Company Stockholders the adoption and approval of this Agreement in accordance with the Company’s Organizational Documents and the DGCL (the “Company Board Recommendation”). The board of directors of the Company shall not change, withdraw, withhold, qualify or modify or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation (in each case, a “Company Board Recommendation Change”) for any reason.

Section 6.23 Transaction Support Agreements. As promptly as reasonably practicable (and in any event within ten (10) Business Days) following the date of this Agreement, the Company shall use reasonable best efforts to deliver, or cause to be delivered, to Purchaser additional Transaction Support Agreements duly executed by Company Stockholders who, as of the date hereof, did not execute Transaction Support Agreements.

Section 6.24 Domestication and Post-Closing Organizational Documents; Capital Stock. Prior to the Purchaser Shareholders’ Meeting, the Purchaser and the Company shall agree upon proposed forms of the following Organizational Documents of the Purchaser for consideration at the Purchaser Shareholders’ Meeting in connection with the Transaction Proposals: (a) the certificate of corporate domestication, including, as an attachment thereto, the initial certificate of incorporation of the domesticated Purchaser (which, to the extent applicable, shall be based upon, and as consistent as practicable with, the Cayman Purchaser Articles, mutatis mutandis), to effect the Domestication in accordance with the DGCL and this Agreement (collectively, the “Domesticated Purchaser Charter”); (b) the initial bylaws of the domesticated Purchaser (which, to the extent applicable, shall be based upon, and as consistent as practicable with, the Cayman Purchaser Articles, mutatis mutandis) upon the effectiveness of the Domestication in accordance with the DGCL and this Agreement (the “Domesticated Purchaser Bylaws”); (c) the amended and restated certificate of incorporation of the Domesticated Purchaser (the “Post-Closing Charter”), including the amendment to change the name of the Domesticated Purchaser to the name selected by the Company; and (d) the amended and restated bylaws of the Domesticated Purchaser (the “Post-Closing Bylaws”).

Section 6.25 Issuance to Non-Redeeming Holders. The Company agrees that, in connection with the Closing, Purchaser shall issue an aggregate of up to 2,000,000 shares of Domesticated Purchaser Common Stock (such shares, the “Non-Redemption Shares”) to certain Purchaser Shareholders (each, a “Non-Redeeming Holder”) who, in connection with any shareholder meetings of Purchaser, enter into non-redemption agreements (each, a “Non-Redemption Agreement”) with Purchaser and/or Sponsor pursuant to which such Non-Redeeming Holder agrees to (a) not exercise their Redemption rights with respect to any Purchaser Class A Ordinary Shares beneficially owned by such Non-Redeeming Holder on the date of such Non-Redemption Agreement and (b) not sell, encumber or otherwise transfer such Purchaser Class A Ordinary Shares prior to the Closing. For the avoidance of doubt, the Non-Redemption Shares shall be in addition to (and not part of) the Aggregate Merger Consideration.

Article VII

CLOSING CONDITIONS

Section 7.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval and the Company Stockholder Approval shall have been obtained.

(b) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) Applicable Exchange Listing. The shares of Domesticated Purchaser Common Stock to be issued in connection with the Transactions shall be conditionally approved for listing upon the Closing on the Applicable Exchange subject to any requirement to have a sufficient number of round lot holders of the Domesticated Purchaser Common Stock (provided that such condition shall not apply to the extent the shares of Domesticated Purchaser Common Stock have not been conditionally approved for listing due to a failure to meet any “market value of publicly held securities” or similarly titled requirement as a result of the Company not permitting a sufficient number of shares of Domesticated Purchaser Common Stock to be issued to non-Affiliates pursuant to Section 2.02 to be excluded from lock-up or other contractual restriction).

(e) HSR Act and other Antitrust laws Approvals. The applicable waiting period (and any extensions thereof) under the HSR Act and any other Antitrust Laws shall have expired or have been terminated and any approval required under any other Antitrust Laws shall have been obtained.

Section 7.02 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.01, the obligations of the Company to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser contained in (x) Section 5.01 (Organization and Standing), Section 5.02 (Authorization; Binding Agreement), Section 5.05 (Capitalization) and Section 5.16 (Finders and Brokers) shall each be true and correct in all material respects (other than any such representations and warranties that are qualified by “materiality,” “Purchaser Material Adverse Effect” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (y) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Purchaser Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Agreements and Covenants. The Purchaser and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Purchaser Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Domestication. The Domestication shall have been completed as provided in Section 1.01 and evidence thereof, to the Company’s reasonable satisfaction, shall have been delivered to the Company.

(e) Minimum Cash. As of the Closing, the Available Closing Cash shall not be less than $100,000,000.

(f) Closing Deliveries. The Purchaser shall have delivered to the Company:

(i) a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b), Section 7.02(c) and Section 7.02(e);

(ii) a copy of the Registration Rights Agreement, duly executed by the Purchaser and the Sponsor; and

(iii) a copy of the Lock-Up Agreement, duly executed by each of the Sponsor and certain other holders of Domesticated Purchaser Common Stock listed on Schedule 7.02(f)(iii).

Section 7.03 Conditions to Obligations of the Purchaser and Merger Sub. In addition to the conditions specified in Section 7.01, the obligations of the Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where available) of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company in (x) Section 4.01 (Organization and Standing), Section 4.02 (Authorization; Binding Agreement), Section 4.03 (Capitalization), Section 4.04 (Subsidiaries) and Section 4.26 (Finders and Brokers) shall each be true and correct in all material respects (other than any such representations and warranties that are qualified by “materiality,” “Company Material Adverse Effect” or similar qualifiers, which shall be true and correct in all respects) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), and (y) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants (except for the requirement to provide the PCAOB Financial Statements and the Interim Financial Statements by the deadlines specified in Section 6.04) under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to the Company, since the date of this Agreement that is continuing.

(d) Pre-Closing Reorg. The Pre-Closing Reorg shall have been effectuated to the reasonable satisfaction of the Purchaser and its counsel.

(e) Closing Deliveries. The Company shall have delivered, or caused to be delivered, to the Purchaser:

(i) certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b) and Section 7.03(c);

(ii) a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing) and (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Transactions;

(iii) a copy of the Registration Rights Agreement, duly executed by the Restricted Company Securityholders;

(iv) a properly completed and duly executed IRS Form W-9 or IRS Form W-8 of the applicable series from each Company Stockholder; provided, that failure to deliver the requisite tax forms shall not affect satisfaction of the conditions to Closing; and

(v) a copy of the Lock-Up Agreement, duly executed by each of the Company Stockholders.

Section 7.04 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Section 7.05 Effect of Knowledge. Notwithstanding anything to the contrary in this Agreement, the Purchaser’s and Merger Sub’s right to rely on the representations and warranties set forth in Article IV shall not be affected by any investigation conducted by or knowledge of the Purchaser, Merger Sub or any of their respective Representatives; provided, however, that the Purchaser and Merger Sub shall not be entitled to terminate this Agreement pursuant to Section 8.01, refuse to consummate the Closing, or assert any claim for breach of representation or warranty to the extent the Purchaser or Merger Sub had actual knowledge, as of the date hereof or as of the Closing Date, of the inaccuracy of or breach of any representation or warranty made by the Company in Article IV.

Article VIII

TERMINATION AND EXPENSES

Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Company if there has been a Modification in Recommendation;

(c) by the Purchaser if there has been a Company Board Recommendation Change;

(d) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by December 31, 2026 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.01(d) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date.

(e) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(f) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser or Merger Sub shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 20 days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if at such time the Company is in material uncured breach of this Agreement;

(g) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 20 days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if at such time the Purchaser is in material uncured breach of this Agreement;

(h) by written notice by either the Purchaser or the Company, if the Purchaser Shareholders’ Meeting has been held (including any adjournment or postponement thereof), has concluded, the Purchaser Shareholders have duly voted, and the Purchaser Shareholder Approval was not obtained;

(i) by written notice by the Purchaser to the Company, if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Purchaser shall have irrevocably confirmed in writing to the Company that it is ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within ten (10) Business Days following delivery of such confirmation;

(j) by written notice by the Company to the Purchaser, if (i) all the conditions set forth in Section 7.01 and Section 7.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Purchaser fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Company shall have irrevocably confirmed in writing to the Purchaser that it is ready, willing and able to consummate the Closing and (iv) the Purchaser fails to effect the Closing within ten (10) Business Days following delivery of such confirmation;

(k) by the Purchaser if (i) the Company does not obtain the Company Stockholder Approval and deliver evidence thereof to the Purchaser in accordance with Section 6.22 and (ii) such failure to obtain the Company Stockholder Approval and deliver evidence thereof is not cured within the earlier of (A) ten (10) days after written notice of such failure is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(k) if at such time the Purchaser is in material uncured breach of this Agreement;

(l) by the Purchaser if (i) the Company does not deliver the PCAOB Financial Statements or the Interim Financial Statements within thirty (30) days following the applicable timeframes specified in Section 6.04, and (ii) such failure to deliver such PCAOB Financial Statements or the Interim Financial Statements is not cured within the earlier of (A) ten (10) days after written notice of such failure is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(l) if at such time the Purchaser is in material uncured breach of this Agreement; or

(m) by the Purchaser if the Company has not delivered the Consents described on Schedule 8.01(m) (the “Material Consents”) by May 7, 2026; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(m) if at such time the Purchaser is in material uncured breach of this Agreement.

Section 8.02 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 6.15, Section 6.16, Article IX, and this Section 8.02 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement, and such breaching Party shall indemnify, reimburse, defend and hold harmless the other Party and its Affiliates and Representatives from and against any and all losses, damages, claims, liens, costs and expenses (including reasonable and documented attorneys’ and other advisors’ fees) and other Liabilities directly or indirectly arising from or related to such breach (in each case of clauses (i) and (ii) above, subject to Section 9.15).

Article IX

MISCELLANEOUS

Section 9.01 No Survival. Except in the case of a Fraud Claim against a Person, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing.

Section 9.02 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by DocuSign or other electronic means (including email), unless the sender receives an automated undeliverable notice from the Purchaser or Company recipient notice Party, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice). Actual notice is effective notice for all purposes hereunder.

If to the Purchaser:	with a copy (which will not constitute notice) to:

Plum Acquisition Corp. IV	Greenberg Traurig LLP
2021 Fillmore St. #2089	One Vanderbilt Avenue
San Francisco, California 94115	New York, NY 10017
Attn: Steven Handwerker	Attn: Alan Annex; Adam Namoury
Email: steven@plumpartners.com	Email: Alan.Annex; Adam.Namoury@gtlaw.com

If to the Company, to:	with a copy (which will not constitute notice) to:

CTR	Duane Morris LLP
124 West 9th Street, Suite 101	901 New York Avenue N.W., Suite 700 East
Imperial, CA 92251	Washington, DC 20001-4795
Attn: Rod Colwell	Attn: Andy Tucker
Email: rod.colwell@cthermal.com	Email: ATucker@duanemorris.com

Section 9.03 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 9.04 Third Parties. Except for the Persons granted the rights set forth in Section 6.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

Section 9.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, provided that, for the avoidance of doubt, the Laws of the Cayman Islands shall also apply to and, as applicable, govern the Domestication.

Section 9.06 Jurisdiction. Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.06.

Section 9.07 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

Section 9.08 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 9.09 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.10 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company. Any Party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or managers or other equivalent body or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties (of another Party hereto) that are contained in this Agreement or (c) waive compliance by the other Parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

Section 9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser, its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract or document is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract or document to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract or document shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

Section 9.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by DocuSign or other electronic transmission) in counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.14 Legal Representation.

(a) Conflicts and Privilege.

(i) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (A) the Sponsor, the stockholders, shareholders or holders of other equity interests of the Purchaser or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Plum Group”), on the one hand, and (B) the Purchaser following the Closing, the Company and/or any member of the American Critical Resources Group, on the other hand, any legal counsel, including Greenberg Traurig LLP (“Greenberg”), that represented the Purchaser and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Plum Group, in such dispute even though the interests of such Persons may be directly adverse to the Purchaser and its Affiliates (following the Closing), and even though such counsel may have represented the Purchaser in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser and/or the Sponsor. The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the Purchaser, the Sponsor and/or any other member of the Plum Group, on the one hand, and Greenberg, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Plum Group, after the Closing, and shall not pass to or be claimed or controlled by the Purchaser and its Affiliates (following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Purchaser or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Purchaser or the Company.

(ii) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (A) the stockholders, shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “CTR Group”), on the one hand, and (B) the Company (following the Closing) and/or any member of the Plum Group, on the other hand, any legal counsel, including Duane Morris LLP (“DM”) that represented the Company prior to the Closing may represent any member of the CTR Group in such dispute even though the interests of such Persons may be directly adverse to the Company (following the Closing), and even though such counsel may have represented the Purchaser and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company (following the Closing). The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the Company and/or any member of the CTR Group, on the one hand, and DM, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions. Notwithstanding the foregoing, any privileged communications or information shared by the Purchaser prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company (following the Closing).

(iii) Greenberg has represented the Plum Group and the Sponsor with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the CTR Group and, following the Closing, the Company, agree that they shall not, and shall cause their Affiliates not to, seek to have Greenberg be disqualified from representing any member of the Plum Group in connection with any dispute that may arise between such parties and the CTR Group or the Company.

(iv) DM has represented the CTR Group and the Company with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Plum Group and, following the Closing, the Company, agree that they shall not, and shall cause their Affiliates not to, seek to have DM be disqualified from representing (a) any member of the CTR Group in connection with any dispute that may arise between such parties and the Plum Group or the Company or (b) the Purchaser or the Company in connection with any dispute that may arise between such parties and the members of the CTR Group.

Section 9.15 Waiver of Claims Against Trust. The Company acknowledges that the Purchaser is a special purpose acquisition company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the Purchaser assets consist of the cash proceeds of the Purchaser’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of the Purchaser, its public shareholder and the underwriters of the Purchaser’s initial public offering. The Company acknowledges that it has been advised by the Purchaser that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Purchaser to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only: (a) if the Purchaser completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (b) if the Purchaser fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Purchaser in limited amounts to permit the Purchaser to pay the costs and expenses of its liquidation and dissolution, and then to the Purchaser Shareholders; and (c) if the Purchaser holds a shareholder vote to amend the Cayman Purchaser Articles to modify the substance or timing of the obligation to redeem 100% of the Purchaser Class A Ordinary Shares if the Purchaser fails to complete a Business Combination within the allotted time period or to otherwise modify any other material provision of the Cayman Purchaser Articles relating to its shareholders’ rights or its pre-initial Business Combination activity, then for the redemption of any Purchaser Ordinary Shares properly tendered in connection with such vote. For and in consideration of the Purchaser entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Affiliates and its and their respective Representatives, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to the Purchaser’s public shareholders for any reason whatsoever; provided, that (i) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for the Purchaser to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate the redemptions and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account other than to the Purchaser’s public shareholders and any assets that have been purchased or acquired with any such funds).

Section 9.16 Company Disclosure Letter. The Company Disclosure Letter (including, any section thereof) referenced herein is a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter (including, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Company Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. The disclosure of any information in the Company Disclosure Letter shall not constitute a waiver of any attorney-client privilege work product protection, or other applicable privilege with respect to such information or the circumstances surrounding its disclosure.

Section 9.17 Transferred Information.

(a) Each Party acknowledges and confirms that the personal information disclosed or conveyed from one Party to the other (the “Transferred Information”) is necessary for the purposes of determining if the Parties hereto will proceed with the Transactions, and that the disclosure of Transferred Information relates solely to the completion of the Transactions.

(b) In addition to its other obligations hereunder, the recipient of personal information covenants and agrees to:

(i) prior to the completion of the Transactions, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the Transactions, including for the purpose of determining to complete the Transactions;

(ii) after the completion of the Transactions, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the Transactions unless (i) the recipient of the personal information has first notified such individual of such additional purpose, and where required by applicable Law, obtained the consent of such individual to such additional purpose, or (ii) such use or disclosure is permitted or authorized by applicable Law, without notice to, or consent from, such individual; and

(iii) where required by applicable Law, promptly notify the individuals to whom the Transferred Information relates that the Transactions has taken place and that the Transferred Information has been disclosed to the recipient of the personal information.

Article X

DEFINITIONS

Section 10.01 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 6.06(a).

“Additional Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Merger Consideration” means the number of shares of Domesticated Purchaser Common Stock equal to the quotient of: (a) the Public Company (Pre-Capital Raise) Valuation; divided by (b) the Per Share Price.

“Agreement” has the meaning specified in the Preamble.

“Alternative Transaction” has the meaning specified in Section 6.06(a).

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the Transactions, in each case to be executed and delivered on the date hereof or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter).

“Anti-Bribery Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended; the UK Bribery Act 2010, and any rules or regulations promulgated thereunder; the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any other applicable Laws relating to bribery or corruption in any governing jurisdiction.

“Antitrust Laws” has the meaning specified in Section 6.09(b).

“Applicable Exchange” means Nasdaq or the NYSE, as applicable.

“Available Closing Cash” means, without duplication, an amount in Cash equal to (a) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Redemption), plus (b) the net proceeds of any PIPE Investment, plus (c) the net proceeds of the Bridge Note Financing, plus (d) the net proceeds of any other financing, investment, or cash funding received by the Purchaser, the Company or the Surviving Company prior to or at the Closing (including any financing received by the Company prior to the execution of this Agreement since December 9, 2025), minus (e) the Company Transaction Costs up to the Company Transaction Costs Cap (excluding any such Company Transaction Costs incurred in connection with the foregoing clauses (b), (c) and (d)), minus (f) the Purchaser Transaction Costs up to the Purchaser Transaction Costs Cap (excluding any such Purchaser Transaction Costs incurred in connection with the foregoing clauses (b), (c) and (d)).

“Business Combination” has the meaning specified in Article 1.1 of the Cayman Purchaser Articles as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California or, for so long as the Purchaser remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands that are authorized or required by Law to close.

“Cash” means cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts, excluding, amounts subject to outstanding checks or wires and any amounts held in escrow, in each case calculated in accordance with GAAP.

“Cayman Companies Act” has the meaning specified in the Background section.

“Cayman Purchaser Articles” means the memorandum and articles of association of the Purchaser, as then currently in effect.

“Cayman Purchaser Private Placement Warrants” means the warrants to purchase Purchaser Class A Ordinary Shares, at an initial exercise price of $11.50 per share, purchased by the Sponsor concurrently with the IPO.

“Cayman Purchaser Public Warrants” means the warrants to purchase Purchaser Class A Ordinary Shares, at an initial exercise price of $11.50 per share, included in the Cayman Purchaser Units sold in the IPO.

“Cayman Purchaser Units” means the units of the Purchaser sold in the IPO, consisting of one (1) Purchaser Class A Ordinary Share and one-half of one (1) redeemable warrant to purchase a Purchaser Class A Ordinary Share at an initial exercise price of $11.50 per unit.

“Cayman Registrar” means the Cayman Islands Registrar of Companies.

“Certificate” means a certificate representing shares of Company Common Stock.

“Certificate of Merger” has the meaning specified in the Background section.

“Closing” has the meaning specified in Section 3.01.

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 6.15(b).

“Closing Press Release” has the meaning specified in Section 6.15(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company” has the meaning specified in the Preamble.

“Company Benefit Plan” means any and all compensation, deferred compensation, executive compensation, incentive compensation, commission, equity purchase or other equity-based compensation plan, retention, severance or termination, holiday, vacation or other paid time off or bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, policy, agreement, commitment or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, consultant, independent contractor, or other service provider of the Company or with respect to which the Company has any actual or contingent Liability.

“Company Board Recommendation” has the meaning specified in Section 6.22.

“Company Board Recommendation Change” has the meaning specified in Section 6.22.

“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company, as then currently in effect.

“Company Closing Certificate” has the meaning specified in Section 3.02(b).

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of their respective Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Disclosure Letter” has the meaning specified in the Preamble to Article IV.

“Company Financials” has the meaning specified in Section 4.06(a).

“Company Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (a) shares of Company Common Stock (other than Company Restricted Shares) that are issued and outstanding immediately prior to the Effective Time assuming, (b) Company Restricted Shares that are issued and outstanding immediately prior to the Effective Time, (c) all shares of Company Common Stock issuable upon full exercise of all Company Options outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis), (d) all shares of Company Common Stock issuable upon full exercise of all Company Warrants outstanding as of immediately prior to the Effective Time; and (e) all shares of Company Common Stock issuable upon full exercise of all other Company Securities outstanding as of immediately prior to the Effective Time.

“Company Incentive Plan” means the Controlled Thermal Resources Holdings, Inc. 2023 Omnibus Incentive Plan, approved by the board of directors of the Company.

“Company IP” means all Owned Intellectual Property and all other Intellectual Property that is licensed or purported to be licensed, used or held for use by the Company.

“Company IP Licenses” means any and all Intellectual Property inbound and outbound licenses, sublicenses, consent to use agreements, settlements, coexistence agreement, covenants not to sue, waivers, releases, permissions and other Contracts that the Company is party to, beneficiary, or is otherwise bound relating to use or practice of any Intellectual Property.

“Company Leased Real Properties” has the meaning specified in Section 4.16(b).

“Company Material Adverse Effect” means any change, event or circumstance (collectively, “Events”), that (i) has had, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business, banking, financial or securities markets conditions generally, including any disruption thereof and any decline in the price of any security or any market index, (c) the taking of any action required by this Agreement or any Ancillary Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company, or (i) any action taken by, or at the request of, the Purchaser; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company, relative to similarly situated companies in the industry in which the Company conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company, relative to similarly situated companies in the industry in which the Company conduct their respective operations.

“Company Material Contract” has the meaning specified in Section 4.13(a).

“Company Options” means the options to purchase shares of Company Common Stock, whether granted pursuant to the Company Incentive Plan or otherwise.

“Company Owned Real Properties” has the meaning specified in Section 4.16(a).

“Company Permits” has the meaning specified in Section 4.11.

“Company Real Property Leases” has the meaning specified in Section 4.16(b).

“Company Registered IP” has the meaning specified in Section 4.14(a).

“Company Restricted Share Award” means an award of Company Restricted Shares, whether granted pursuant to the Company Incentive Plan or otherwise.

“Company Restricted Shares” means shares of Company Common Stock issued pursuant to an award of restricted stock that is, as of immediately prior to the Closing Date, subject to a substantial risk of forfeiture and is not transferable (under Section 83 of the Code and determined by disregarding the effects of the Transactions).

“Company Securities” means, collectively, the Company Common Stock (including the Company Restricted Shares), the Company Options, the Company Warrants and all other shares, warrants and other securities of the Company.

“Company Software” means any and all Software which the Company owns or purports to own, in whole or in part.

“Company Stockholder Approval” has the meaning specified in Section 4.02.

“Company Stockholders” means, collectively, the holders of shares of Company Common Stock as of any determination time prior to the Effective Time.

“Company Transaction Costs” means, without duplication, all cash fees, costs and expenses of the Company, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, whether paid or unpaid prior to the Closing, including: (a) all change of control bonus payments, retention or similar payments payable solely as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), or on the Closing Date (excluding any “double-trigger” payments), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date and which are either payable solely as a result of the consummation of the Transactions or other action that has occurred prior to the Closing, or payable before (to the extent unpaid), or on the Closing Date (excluding any “double-trigger payments”), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all reasonable and documented professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions; (d) all costs, fees and expenses relating to the Company D&O Tail; (e) the Company’s portion of any fees or other amounts charged by any Governmental Authorities relating to any required filing or application under Antitrust Laws pursuant to Section 6.09(b); and (f) the Company’s portion of any filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement pursuant to Section 6.13(a)(i).

“Company Transaction Costs Cap” means $5,000,000.

“Company Warrant” means, as of any determination time, each warrant to purchase shares of Company Common Stock that is outstanding and unexercised, whether or not then fully exercisable.

“Consent” means any consent, approval, waiver, clearance, authorization, action, non-action, or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

“Continental” means the Continental Stock Transfer & Trust Company.

“Contracts” means all legally binding contracts, contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all Company IP Licenses and other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Copyrights” has the meaning set for in the definition of “Intellectual Property”.

“CTR Group” has the meaning specified in Section 9.14(a)(ii).

“Data Protection Requirements” means all applicable Law, regulations, directives or binding guidance, as amended, from time to time, contractual obligations, self-regulatory standards, written policies, notices related to privacy, security, data breach notification, consumer protection, data protection or Processing of Personal Data (including Laws of jurisdictions where Personal Data was collected or Processed), including, but not limited to, the Federal Trade Commission Act, The Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM Act), California Consumer Privacy Act (CCPA) and similar Law, the Telephone Consumer Protection Act (TCPA), the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the EU General Data Protection Regulation (GDPR), Federal Data Protection Act of 19 June 1992 (Switzerland), the GDPR as amended and incorporated into UK Law under the UK European Union (Withdrawal) Act 2018 (UK GDPR) and Data Protection Act 2018, and EU or EU Member state Laws, state data security Laws, unfair or deceptive trade practices Laws, biometric, State Social security number protection Laws, data breach notification Laws, the rules, regulations, bylaws, standards, policies, and procedures of payment card associations, including with respect to the processing of payment card information, the Payment Card Industry Data Security Standard, and any Law concerning requirements for website and mobile applications, privacy policies and practices, data or web scraping, cybersecurity disclosures, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and email marketing).

“D&O Indemnified Party” has the meaning specified in Section 6.18(a).

“DGCL” has the meaning specified in the Background section.

“Disclosure Letter” means the Company Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 2.04.

“DM” has the meaning specified in Section 9.14(a)(ii).

“Domesticated Purchaser Bylaws” has the meaning specified in Section 6.24.

“Domesticated Purchaser Charter” has the meaning specified in Section 6.24.

“Domesticated Purchaser Class B Common Stock” means, following the Domestication, Class B common stock of the Purchaser, par value $0.0001 per share.

“Domesticated Purchaser Common Stock” means, following the Domestication, common stock of the Purchaser, par value $0.0001 per share.

“Domesticated Purchaser Voting Stock” means any capital stock or other voting security of Purchaser that entitles the holder thereof to cast, at all meetings of the stockholders of Purchaser to which the holders of Domesticated Purchaser Common Stock are entitled to vote and, if applicable, with respect to any written consents sought by Purchaser from the holders of Domesticated Purchaser Common Stock, a number of votes calculated by aggregating the number of shares of Domesticated Purchaser Common Stock as of the record date determining stockholders entitled to vote.

“Domesticated Purchaser Warrant” has the meaning specified in the Background section.

“Domestication” has the meaning specified in the Background section.

“Effective Time” has the meaning specified in Section 1.02(a).

“Enforceability Exceptions” has the meaning as specified in Section 5.02.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the environment, (c) natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (d) pollution, or (e) Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq., the Resource Conservation and Recovery Act, 42 USC §6901 et seq., the Toxic Substances Control Act, 15 USC §2601 et seq., the Federal Water Pollution Control Act, 33 USC §1251 et seq., the Clean Air Act, 42 USC §7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC §136 et seq., the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC §2641 et seq., the Safe Drinking Water Act, 42 USC §300f et seq., the Oil Pollution Act of 1990, 33 USC §2701 et seq., and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.20(a).

“Equity Incentive Plan” has the meaning specified in Section 6.14(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Fund” has the meaning specified in Section 2.03(a).

“Exchange Ratio” means the quotient of: (a) the Aggregate Merger Consideration; divided by (b) the Company Fully Diluted Capital.

“Exchanged Option” has the meaning specified in Section 2.02(a)(ii).

“Exchanged RSA” has the meaning specified in Section 2.02(a)(iii).

“Exchanged Warrant” has the meaning specified in Section 2.02(a)(iv).

“Excluded Share” has the meaning specified in Section 2.02(a)(i).

“Extension” has the meaning specified in Section 6.03(a).

“Federal Securities Law” has the meaning specified in Section 6.07.

“Fraud Claim” means any claim for deliberate fraud as defined under the common law of the State of Delaware by a Party to this Agreement, in the making of a statement of material fact in the express representations and warranties set forth in Article IV or Article V of this Agreement, as applicable, and not with respect to any other matter and will only be found to exist if such Party is finally determined, by a court of competent jurisdiction, to have committed deliberate fraud with the specific intent to deceive another Party and finds that such Party made: (a) a false representation of material fact; (b) with actual Knowledge (as opposed to constructive, imputed or implied knowledge) that such representation is false; (c) with a specific intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that Party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (e) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, a Fraud Claim does not and shall not include any constructive fraud, equitable fraud, promissory fraud, unfair dealings fraud or any tort (including fraud) based on recklessness or negligence. Fraud by a Person shall not be imputed to any other Person.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Greenberg” has the meaning specified in Section 9.14(a)(i).

“Governmental Authority” means any federal, state, municipal, local or other foreign or domestic governmental, quasi-governmental, or administrative body, instrumentality, department or agency, any court, tribunal, administrative hearing body, arbitrator or arbitration panel, commission, or other similar dispute-resolving panel or body, or any government-owned entity.

“Government Contract” means any prime contract, subcontract, order or other similar written arrangement between the Company, on the one hand, and (a) any Governmental Authority or (b) any higher-tier contractor of a Governmental Authority in its capacity as a higher-tier contractor, on the other hand.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed, classified or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, “toxic chemical”, or “waste” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including oil, petroleum, petroleum products and by-products, petroleum breakdown products, asbestos, radioactive materials, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien securing debt for borrowed money on any property of such Person (other than Permitted Liens), (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with the prepayment of any Indebtedness of such Person, and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnification Obligation” has the meaning specified in Section 6.18(b).

“Insurance Policies” has the meaning specified in Section 4.22(a).

“Intellectual Property” means any and all intellectual or proprietary property and all rights, title, and interest therein or thereto arising anywhere in the world, including all United States, international and foreign: (a) patents and patent applications, patent improvements, disclosures and inventions, (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, substitutions, reexaminations, reissues or foreign counterparts of any of the foregoing (“Patents”); (b) all trade names, trade dress, trademarks, service marks, slogans, logos, and any other similar identifiers of source of origin, including all goodwill associated therewith, together with all registrations and applications relating thereto (“Trademarks”); (c) all internet domain name registrations; (d) all social media usernames, handles, and accounts (“Social Media Accounts”); (e) copyrights (whether registered or unregistered), original works of authorship, copyrightable works and subject matter, together with all registrations and applications relating thereto (“Copyrights”); (f) all proprietary databases and data; (g) all industrial designs and any registrations and applications therefor throughout the world; (h) Trade Secrets; (i) Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (j) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (k) any and all other intellectual or industrial property rights protectable by applicable Law in any jurisdiction; and (l) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Intended Tax Treatment(s)” has the meaning specified in the Background section.

“Interim Financial Statements” has the meaning specified in Section 6.04.

“Interim Period” has the meaning specified in Section 6.01(a).

“Interim Period Option Issuance” means the issuance or grant of Company Options or Company Restricted Share Awards under the Company Incentive Plan to employees, directors or service providers of the Company or its Subsidiaries during the Interim Period, which shall not, in the aggregate, exceed 300,000 Company Options or Company Restricted Share Awards.

“International Trade Laws” means any laws or regulations governing the import, export, reexport, release, brokering, or transfer of goods, software, technology, technical data, and services, including, without limitation, the U.S. export control laws and regulations administered and enforced by the U.S. Departments of Commerce and State and the import and customs laws administered and enforced by the U.S. Departments of Homeland Security, Commerce, and U.S. Customs and Border Protection. For the avoidance of doubt, the term “International Trade Law” includes anti-boycott laws, to the extent applicable, the Export Control Reform Act (“ECRA”), the Export Administration Regulations (“EAR”), the Arms Export Control Act (“AECA”), the International Traffic in Arms Regulations (“ITAR”), the International Emergency Economic Powers Act (“IEEPA”), the Trading with the Enemy Act (“TWEA”), the U.S. Customs laws and regulations, the Foreign Asset Control Regulations (“OFAC”), or other Applicable Law regulating the development, commercialization or export of technology.

“IPO” means the initial public offering of Cayman Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of January 14, 2025 (File No. 333-281144).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“IT Assets” technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, automated networks and control systems, cloud computing arrangements, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all data stored therein or processed thereby, and all associated documentation, in each case, owned or leased by, licensed to, or used by the Company in the conduct of their respective businesses.

“JOBS Act” has the meaning specified in Section 5.06(f).

“Knowledge” means, with respect to (a) the Company, the actual knowledge, after reasonable inquiry of such Person’s direct reports, of the individuals set forth on Schedule 10-A and (b) the Purchaser, the actual knowledge, after reasonable inquiry, of Kanishka Roy and Steven Handwerker.

“Lock-Up Agreement” has the meaning specified the Background section.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or examination, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Letter of Transmittal” has the meaning specified in Section 2.03(b).

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due).

“Lien” means any mortgage, deed of trust, pledge, security interest, attachment, right of first refusal, right of first offer, option, proxy, voting trust, license, encumbrance, easement, covenant, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or other software that is designed or intended to (i) materially disrupt or adversely affect the operation or functionality of any IT Assets or (ii) enable or assist any Person to access or use without authorization any IT Assets.

“Material Consents” has the meaning specified in Section 8.01(m).

“Material Current Government Contract” has the meaning specified in Section 4.10.

“Merger” has the meaning specified in the Background section.

“Merger Sub” has the meaning specified in the Preamble.

“Modification in Recommendation” has the meaning specified in Section 6.13(b).

“Nasdaq” means the Nasdaq Stock Market LLC.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in Section 4.24(b).

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public on standard terms and conditions with an annual cost of less than $100,000 per year.

“Offer Documents” has the meaning specified in Section 6.13(a)(i).

“Open Source Software” means any code or software governed by any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Original Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 15, 2025, by and among the Purchaser, the Sponsor and the other parties thereto.

“Other Indemnitors” has the meaning specified in Section 6.18(b).

“Outside Date” has the meaning specified in Section 8.01(d).

“Owned Intellectual Property” means any and all Intellectual Property which the Company owns (or purports to own), in whole or in part, and includes the Company Software and all Company Registered IP.

“Party(ies)” has the meaning specified in the Preamble.

“Patents” has the meaning specified in the definition of “Intellectual Property”.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Financial Statements” has the meaning specified in Section 6.04.

“Per Share Merger Consideration” has the meaning specified in Section 2.01.

“Per Share Price” means the price at which the Purchaser Class A Ordinary Shares are redeemed in connection with the Redemption.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities which, to the Knowledge of the Company, are not violated in any material respects; (d) non-monetary Liens of record, so long as such matters do not materially interfere with or detract from the Company’s ability to conduct its business at such property; (e) all matters that would be disclosed on an accurate survey of the Company’s real property; (f) Liens incurred or deposits made in the ordinary course of business in connection with social security; (g) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (h) Liens arising under this Agreement or any Ancillary Document; (i) non-exclusive licenses of Owned Intellectual Property granted to customers, vendors or service providers in the ordinary course of business; or (i) Liens disclosed in Section 4.03(b) of the Company Disclosure Letter.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means any data or information relating to an identified or identifiable natural individual or household, including, but not limited to, name, address, phone number, job title, employee identification numbers, email address, Social Security number or other government identification number (including state identification number, tax identification number, driver’s license number, or passport number), geolocation and location information, biometric data, medical or health information, birthdates, financial information, unique identifiers, and web or mobile browsing or usage information that is linked to the foregoing MAC addresses, IP addresses, unique device identifiers, serial numbers, serial numbers, account or authentication credentials, passwords, and any other data or information that is otherwise considered personally identifiable information, personal information, health data, sensitive data, personal data, or a similar term under any Data Protection Requirement.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investment” has the meaning specified in the Background section.

“PIPE Investors” has the meaning specified in the Background section.

“PIPE Subscription Agreements” has the meaning specified in the Background section.

“Plum Group” has the meaning specified in Section 9.14(a)(ii).

“Post-Closing Board” has the meaning specified in Section 6.17(a).

“Post-Closing Bylaws” has the meaning specified in Section 6.24.

“Post-Closing Charter” has the meaning specified in Section 6.24.

“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Proxy Statement” has the meaning specified in Section 6.13(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.13(a)(i).

“Public Certifications” has the meaning specified in Section 5.06(a).

“Public Company (Pre-Capital Raise) Valuation” means $4,500,000,000 (Four Billion Five Hundred Million United States Dollars).

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Class A Ordinary Shares” means prior to the Domestication, Class A ordinary shares of the Purchaser, par value $0.0001 per share, including 570,000 restricted Class A ordinary shares.

“Purchaser Class B Ordinary Shares” means prior to the Domestication, Class B ordinary shares of the Purchaser, par value $0.0001 per share.

“Purchaser Closing Certificate” has the meaning specified in Section 3.02(a).

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (a) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Material Adverse Effect” means any Event, that, individually or when aggregated with other changes, events, or occurrences, has had a materially adverse effect on the business, assets, financial condition or results of operations of the Purchaser; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (a) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Purchaser or Merger Sub; (b) the taking of any action required by this Agreement or any Ancillary Document; (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate; (d) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (e) the Redemption; (f) any breach of any covenants, agreements or obligations of any investor (other than the Purchaser or any of its Affiliates) in any PIPE Investment, under any agreement related to financing by the Company or Purchaser (including any breach of such Person’s obligations to fund any amounts thereunder when required); (g) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (h) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares.

“Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

“Purchaser Shareholder Approval” means the approval of (a) those Transaction Proposals identified in clauses (B) and (C) and of Section 6.13(b), in each case, by special resolution under Cayman Islands Law, being an affirmative vote of the holders of a majority of at least two-thirds (2/3) of the outstanding Purchaser Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Cayman Purchaser Articles) at the Purchaser Shareholders’ Meeting, (b) those Transaction Proposals identified in clauses (A), (D) (F) and (G) of Section 6.13(b), in each case, by an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a majority of the outstanding Purchaser Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Cayman Purchaser Articles), and (c) with respect to any other proposal proposed to the Purchaser Shareholders, the requisite approval required under the Cayman Purchaser Articles, the Cayman Companies Act or any other applicable Law, in each case, at a Purchaser Shareholders’ Meeting.

“Purchaser Shareholders” means the holders of the Purchaser Ordinary Shares.

“Purchaser Shareholders’ Meeting” has the meaning specified in Section 6.13(b).

“Purchaser Transaction Costs” means, without duplication, all cash fees, costs and expenses of the Purchaser incurred prior to and through the Closing Date in connection with the negotiation, preparation, execution and performance of this Agreement, the other Ancillary Documents and the consummation of the Transactions and the Extension, whether paid or unpaid prior to the Closing, including (a) any and all reasonable and documented professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers; (b) all costs, fees and expenses relating to the Purchaser D&O Tail; (c) the Purchaser’s portion of any fees or other amounts charged by any Governmental Authorities relating to any required filing or application under Antitrust Laws pursuant to Section 6.09(b); and (d) the Purchaser’s portion of any filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement pursuant to Section 6.13(a)(i).

“Purchaser Transaction Costs Cap” means $5,000,000.

“Redemption” has the meaning specified in the Background section.

“Registration Rights Agreement” has the meaning specified in the Background section.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Purchaser under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 6.13(a)(i).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” or “Released” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migrating or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Legal Proceeding” means all actions to (a) investigate, clean up, remove, treat, or in any other way address any Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (d) correct or otherwise respond to a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Restricted Company Securityholders” has the meaning specified in the Background section.

“Sanctioned Jurisdiction” has the meaning specified in Section 4.24(b).

“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury, or (e) any country in which the Purchaser or the Company or any agent acting on behalf of the forgoing is performing activities.

“SDN List” has the meaning specified in Section 4.24(b).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means with respect to the conduct of the business of the Company, any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Data; or (ii) occurrence that constitutes a “breach,” “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Signing Filing” has the meaning specified in Section 6.15(b).

“Signing Press Release” has the meaning specified in Section 6.15(b).

“Software” means any and all software, firmware and computer programs and applications, including any and all source code, descriptions, schematics, specifications, flow charts, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, methodologies and other work product used in design, plan, organize and develop any of the foregoing, in each case of the foregoing whether in source code, executable or object code form, documentation related thereto including user manuals, user documentation, and training materials, filed, records and other work product related to any of the foregoing and all software modules, tools and databases and collections of data.

“Sponsor” means Plum Partners IV, LLC, a Delaware limited liability company.

“Sponsor Share Conversion” has the meaning specified in the Background section.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules. With respect to the Company, “Subsidiary” excludes any such entity whose ownership or control will or is no longer held by the Company (directly or indirectly) as a result of the Pre-Closing Reorg.

“Supporting Company Stockholders” has the meaning specified in the Background section.

“Surviving Company” has the meaning specified in the Background section.

“Surviving Company Share” has the meaning specified in Section 1.02(d).

“Tax Act” means the Income Tax Act, RSC 1985, c1 (5th Supp).

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed (or provided to a payee) in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, escheat or unclaimed property, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“Top Customers” has the meaning specified in Section 4.23(a).

“Top Suppliers” has the meaning specified in Section 4.23(b).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” has the meaning set for in the definition of “Intellectual Property”.

“Transaction Proposals” has the meaning specified in Section 6.13(b).

“Transaction Support Agreement” has the meaning specified in the Background section.

“Transactions” has the meaning specified in the Background section.

“Transfer Taxes” has the meaning specified in Section 6.11(c).

“Transferred Information” has the meaning specified in Section 9.17.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Trust Account” means that certain trust account established pursuant to the Trust Agreement.

“Trust Agreement” has the meaning specified in Section 5.15.

“Trustee” has the meaning specified in Section 5.15.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

“VWAP Condition” has the meaning specified in Section 2.10(b)(viii).

“Warrant Agreement” means the Warrant Agreement, dated January 14, 2025, between the Purchaser and Odyssey Transfer and Trust Company.

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IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

THE PURCHASER:

PLUM ACQUISITION CORP. IV

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Chief Executive Officer

THE COMPANY:

CONTROLLED THERMAL RESOURCES HOLDINGS INC.

By:	/s/ Rodney Colwell
Name:	Rodney Colwell
Title:	Chief Executive Officer

MERGER SUB:

PLUM IV MERGER SUB INC.

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	President

{Signature Page to Business Combination Agreement}